As submitted to the Securities and Exchange Commission on April 2, 2024

PART II

INFORMATION REQUIRED IN THE OFFERING CIRCULAR

Preliminary Offering Circular dated March 22, 2024

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an offering circular that is not designated as a Preliminary Offering Circular is delivered and the offering statement filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

FORM 1-A

TIER 1 OFFERING

AUOR CAPITAL FUND V LLC

Class B Units of Limited Liability Company Interest

No Minimum Offering Amount

$4,087,500 Maximum Offering Amount

Auor Capital Fund V LLC (the “Company”) is a newly formed Minnesota limited liability company organized for the sole purpose of acquiring a membership interest (the “Interest”) in Foxtail Hollow, LLC, a Minnesota limited liability company (“OpCo”). OpCo’s sole asset is certain real property being developed as a 76-unit luxury townhome project located in Blaine, Minnesota (the “Project”). The Project, which is in the process of being built, is located on approximately 8.014 acres of land in Blaine, Minnesota. As of April 1, 2024, according to the OpCo Manager (as defined below), and based on the most recently available progress reports, the Project is approximately 42% complete. See “Description of the Property—Development” beginning on page 19.

OpCo is managed by Foxtail Hollow Development, LLC (the “OpCo Manager”). The Company is managed by Kaeding Development Group, LLC, a Minnesota limited liability company (the “Manager”). For additional information regarding the Manager, see “Management” beginning on page 21.

The Company intends to qualify to be treated as a partnership for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” beginning on page 30. The mailing address of the principal executive offices of the Company is 7900 International Dr., Suite 910, Bloomington, MN 55425 and their telephone number is 952-229-4433.

The Company is offering a maximum of $4,087,500 worth of Class B Units at an offering price of $10,000.00 per Unit. This offering is being made on a “best efforts” basis which means that no one is committed to purchasing any Class B Units in this offering. OpCo has not engaged any individual or entity to act as a placement agent or broker-dealer in connection with this offering, and does not intend to use a placement agent in connection with this offering. The Company may offer Class B Units through registered broker-dealers and may pay finders; however, information as to any such broker-dealer or finder, if so engaged, shall be disclosed in an amendment to this offering circular.

There is no minimum aggregate investment in the Class B Units. We expect to commence the offering of the Class B Units promptly following the qualification of the offering statement of which this offering circular forms a part, and to continue this offering for a period of one (1) year from the date first written above.

The Company has not made any arrangements to place funds raised in this offering in an escrow, trust or similar account. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. See “Plan of Distribution—Subscription Process” beginning on page 43 We reserve the right to terminate this offering for any reason at any time.

Assuming the entire offering amount is received, the Company will receive approximately 92% of the proceeds of this offering after deducting estimated offering expenses. The price per Unit will remain the same throughout the term of the offering. The Company intends to use the net proceeds of this offering to repay a loan which was taken by the Company to acquire the Interest in OpCo. See “Use of Proceeds” beginning on page 16. The Company expects that the sole source of funds for any distributions paid in respect of the Class B Units will be distributions from OpCo resulting from our ownership of the Interest, which will not likely occur until disposition of the Project. See “Our Distribution Policy” beginning on page 17.

This offering is intended to qualify as a “Tier 1” offering pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, or (the “Securities Act”). In preparing this offering circular, the Company has elected to comply with the offering circular disclosure requirements specified in Form 1-A under Regulation A.

Because this offering is being conducted pursuant to Regulation A under the Securities Act, the Company is subject to reduced reporting requirements than otherwise required for registration statements filed under the Securities Act. Consequently, investors in this offering will have less information about the Company than would be available regarding an issuer of registered securities. This lack of information may make it more difficult for an investor to evaluate an investment in the Class B Units. See “Risk Factors — We are subject to reduced reporting requirements which may make it more difficult for investors to evaluate an investment in the Class B Units.”

For general information on investing, we encourage you to refer to www.investor.gov.

Investing in the Class B Units involves a high degree of risk, including material income tax risks and risks arising from potential conflicts of interest between the Manager, OpCo, and the Company. See “Risk Factors” beginning on page 7 for risks you should consider before buying the Class B Units. You should purchase these securities only if you can afford a complete loss of your investment.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS PASSED UPON THE MERITS OF OR GIVEN ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THIS OFFERING, NOR DO ANY OF THEM PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

	Price to public	Proceeds to us (1)
Per unit	$10,000	$10,000
Total maximum	$4,087,500	$4,087,500

(1)

The Company will receive one hundred percent (100%) of the gross proceeds of the offering, and anticipate the expenses of this offering will total approximately $337,500, and include legal fees, Invest Next Platform fees, and marketing/promotional fees. Accordingly, the Company will receive approximately 92% of the gross proceeds of the offering, all of which will be used by us to repay the loan which was used to acquire the Interest in OpCo. See “Use of Proceeds” and “Plan of Distribution.”

This Offering Circular follows the Offering Circular disclosure format.

INFORMATION ABOUT THIS OFFERING CIRCULAR

In this offering circular, Auor Capital Fund V LLC is referred to as the “Company.” References in this offering circular to “we,” “us” or “our” refer solely to the Company. Foxtail Hollow Development, LLC, in its capacity as the manager of OpCo, is referred to as the “OpCo Manager.” Kaeding Development Group, LLC, in its capacity as the manager of the Company, is referred to as the “Manager.”

Please carefully read the information in this offering circular and any accompanying offering circular amendments and supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the Securities and Exchange Commission (the “SEC”), using a continuous offering process. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that required to be filed periodically with the SEC. Because this offering is intended to qualify as a Tier 1 offering under Regulation A, following the qualification of this offering, the Company will not have ongoing reporting obligations other than a final report on the status of the offering. See the section entitled “Additional Information” below for more details.

The offering circular and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the Invest Next (“Invest Next”) platform located at investnext.com (the “Invest Next Platform”). The contents of the Invest Next website and Invest Next Platform (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.

We are offering to sell, and seeking offers to buy, the Class B Units only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not, and Invest Next has not, authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of the Class B Units shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

The Manager will be permitted to make a determination that a purchaser of Class B Units in this offering is a “qualified purchaser” in reliance on the information and representations provided by the investor regarding the investor’s financial situation. For general information on investing, we encourage investors to refer to www.investor.gov.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Some of the statements in this offering circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “plans,” “assumes,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this offering circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating our forward-looking statements.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, performance, achievements, or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this offering circular or otherwise make public statements in order to update our forward-looking statements beyond the date of this offering circular.

MARKET AND OTHER INDUSTRY DATA

This offering circular includes market and other industry data and estimates that are based on our management’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosures in this offering circular, and we believe our estimates to be accurate as of the date of this offering circular or such other date stated in this offering circular. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this offering circular, and estimates and beliefs based on that data, may not be reliable.

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SUMMARY

This offering summary highlights information contained elsewhere and does not contain all of the information that investors should consider in making their investment decisions. Before investing in the Class B Units, investors should carefully read this entire offering circular, including the financial statements and related notes included herein. Investors should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Issuer

Overview

Auor Capital Fund V LLC (the “Company”), is a newly formed Minnesota limited liability company organized for the sole purpose of acquiring a membership interest (the “Interest”) in Foxtail Hollow, LLC, a Minnesota limited liability company, (“OpCo”). OpCo’s sole asset is real property located in Blaine, Minnesota, currently under development to become a 76-unit luxury townhome development. The current status of the development is under construction; curb, gutter, underground and first lift of the road are complete, most earthwork is complete, most foundations are complete, and framing has begun on six buildings. The anticipated timeline for completion, as communicated by the OpCo Manager and based on the most recent progress reports, is that the first units will be completed and ready for leasing in April 2024, and the last units completed and ready for leasing by December 2024.

The Company intends to qualify to be treated as a partnership for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” beginning on page 30. As members of a limited liability company that will elect to be taxed as a partnership, the holders of Class B Units will receive annual Schedule K-1s following the end of each taxable year. Schedule K-1s are usually complex and may require investors to retain sophisticated tax experts to assist the taxpayer in preparing its tax return. See “Risk Factors—Risks Related to Tax Considerations” beginning on page 14. The mailing address of our principal executive offices is 7900 International Dr., Suite 910, Bloomington, MN 55425 and our telephone number is 952-229-4433.

The Manager

Kaeding Development Group, LLC, the “Manager”, is responsible for directing the management of the Company’s business and affairs and implementing its investment strategy. The Manager and its officers and managers are not required to devote all of their time to the Company’s business and are only required to devote such time to the Company’s affairs as their duties require. The Manager performs its duties and responsibilities to the Company pursuant to the terms of Company’s Operating Agreement. The Manager will not receive any compensation for serving as the manager of the Company. Foxtail Hollow Development, LLC (the “OpCo Manager”) provides accounting and administrative services, asset management services and disposition services for OpCo. In exchange for its services to OpCo, OpCo Manager is entitled to a development fee in the amount of $1,400,000, of which $1,000,000 has been contributed by the Manger to OpCo as equity in the Project. The OpCo Manger is entitled to a disposition fee equal to two percent (2%) of the net proceeds provided the sale proceeds result in at least a two-times multiple on total Project equity (including investments, contributed fees, and other equity sources). For additional information regarding the Manager, see “Management” beginning on page 21.

The Property

The Property is currently being developed as a 76-unit luxury townhome development project. The Property addresses are to be issued throughout development. The Property is located on approximately 8.014 acres of land in Blaine, Minnesota, legally described as Lot 1, 2, 3, 4, 5, 6, 7 and 8, Block 1, Foxtail Hollow, Anoka County, Minnesota, more particularly legally described as follows:

Lot 1, 2, 3, 4, 5 and 6, Block 2, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4, 5 and 6, Block 3, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3 and 4, Block 4, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4 and 5, Block 5, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3 and 4, Block 6, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4, 5, 6 and 7, Block 7, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4, 5, 6, 7 and 8, Block 8, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4, 5, 6 and 7, Block 9, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4, 5, 6 and 7, Block 10, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4, 5, 6 and 7, Block 11, Foxtail Hollow, Anoka County, Minnesota.

Lot 1, 2, 3, 4, 5, 6 and 7, Block 12, Foxtail Hollow, Anoka County, Minnesota.

Outlot A, Foxtail Hollow, Anoka County, Minnesota.

The Property is subject to a first lien mortgage securing repayment of a construction loan of up to $21,000,000, under which $3,069,906.02 has been drawn upon and is outstanding as of April 1, 2024 (the “Construction Loan”). The Construction Loan agreement was entered into by and between OpCo and Minnwest Bank (“Lender”) on or about January 24, 2024, and provides for interest-only monthly payments beginning on March 1st, 2024 on the then outstanding principal of all advances until February 1, 2027 (the “Maturity Date”), at which time the entire outstanding principal and accrued but unpaid interest shall be due and payable. No payments of principal are due until the Maturity Date. The Maturity Date of the construction loan may be extended for two consecutive one-year periods, during which time only interest payments shall continue to be due. The Construction Loan currently bears interest at the SOFR one month forward looking term rate plus 250 basis points per annum, calculated on a 360-day year. For a more complete description of OpCo’s existing indebtedness, see “Description of the Property—Existing Indebtedness” beginning on page 19.

Sale of Townhomes

This Project is a “build, lease, sell” project. As units in the Project are completed they will be made available for lease, and the leasing process will be managed by the Manager and Scott Management, Inc. (“Scott Management”) pursuant to a Lease Up and Management Agreement dated effective as of September 28th, 2023. We expect the first units to be completed in April of 2024, the last Class B Units to be completed in December of 2024, and the Project to be stabilized by mid-2025. Once the Project is stabilized the intent will be to list the entire Project for sale to a real estate operator who will continue to lease the units, with plans to sell between late 2025 and mid-2026. The Manager and Scott Management will manage the leasing and sale processes. These timelines are estimates only and are subject to acceleration or delay based on the success of the Project.

Acquisition of the Interest

The Company previously obtained a loan from R&S Corporate Holdings, Inc., a Minnesota corporation (“R&S”), in the original principal amount of $3,750,000, pursuant to a duly executed promissory note (the “R&S Note”). R&S also owns 8.89% of the issued and outstanding membership interest in and to the OpCo Manager. The Company contributed the proceeds of the R&S Note to OpCo as a capital contribution in exchange for the Interest, constituting 25.9246% of the issued and outstanding membership interest in and to OpCo. The Interest entitles the Company to receive a 25.9246% share of the profits and losses of OpCo. The Company will use the proceeds of this offering to repay the R&S Note and pay certain costs and expenses incurred in this offering. If we sell Class B Units equal to the total maximum offering amount set forth on the cover of this offering circular, the Company will have sufficient funds to repay the R&S Note in its entirety, including all outstanding principal and accrued but unpaid interest. If the proceeds raised pursuant to this offering are insufficient to fully and finally satisfy the R&S Note, R&S Corporate Holdings, Inc. will have the option to convert the unpaid portion into Class B Units of the Company at the same purchase price of the Class B Units sold pursuant to this offering. If R&S Corporate Holdings, Inc. does not elect to convert the unpaid obligations under the R&S Note, the Company will rely on the distributions from OpCo to repay the R&S Note pursuant to its terms.

Flow of Funds and Organizational Chart

The organizational chart set forth below sets forth the ownership structure of OpCo after giving effect to the investor contributions, assuming the total maximum offering amount has been raised in this offering.

Contribution Transactions

(assumes Maximum Offering Amount and full satisfaction of R&S Note)

The Offering

Issuer	Auor Capital Fund V LLC

Securities offered	Non-voting Class B Units in and to Auor Capital Fund V LLC (“Class B Units”). The Company has also issued one voting Class A Unit to the Manager, which is the only Unit with voting rights. The Class B Units and Class A Unit will have the rights and obligations described under “Description of Units.” The Class A Unit and Class B Units are collectively referred to as “Units.”

Distributions	We expect that the sole source of funds for any distributions paid to investors in respect of the Class B Units will be distributions from OpCo resulting from the Company’s ownership of the Interest. The Manager will distribute all funds received by the Company from OpCo, net of expenses, to the holders of the Class B Units on at least an annual basis; provided, however, the Company does not anticipate having revenue sufficient to pay any distributions until the liquidation of the Project. See “Distribution Policy” on page 17.

Price per Unit	$10,000.00

Offering Type	This offering is being made on a “best efforts” basis and is intended to qualify as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act.

Total Minimum/Maximum Offering	We are offering a maximum of up to $4,087,500 worth of the Class B Units (the “Total Maximum Offering Amount”). The Company has not made any arrangements to place funds raised in this offering in an escrow, trust or similar account, and the Company will have immediate access to the proceeds of this offering. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. Additionally, the Company plans to pay expenses incurred in this offering from the funds received through this offering, and if the Company is unable to raise amounts exceeding the expenses, the Company will be reliant on distributions from OpCo to pay such expenses, and there is no guarantee the Company will ever receive any distributions from OpCo.

Minimum and Maximum Investment	There is a $10,000 minimum investment requirement, and the maximum amount that each investor can purchase is subject to the investment threshold described under “Plan of Distribution—Investment Threshold” on page 43. We can waive the minimum and maximum purchase requirements on a case-by-case basis in our sole discretion, subject to applicable law. Subscriptions, once received, are irrevocable by the investors but can be rejected by us.

Placement Agent	We have not, and do not intend to, engage a placement agent.

Payment for Class B Units	After the qualification by the SEC of the offering statement of which this offering circular is a part, investors can make payment of the purchase price by automated clearing house (ACH) debit transfer and following the subscription instructions on Invest Next’s website. See “Plan of Distribution—Subscription Process.” All funds received meeting and exceeding the Total Minimum Offering will be immediately available for use by the Company and the associated Class B Units will be issued to the investors in this offering.

The Platform	Invest Next operates the Invest Next Platform located at investnext.com that enables investors to become equity holders in companies that own real estate properties. Through the Invest Next Platform, investors can browse and screen potential property investments, view details of an investment and sign contractual documents online. After the qualification by the SEC of the offering statement of which this offering circular is a part, the offering will be conducted through the facilities of the Invest Next Platform, whereby investors will receive, review, execute and deliver subscription agreements electronically. For additional information, see “Plan of Distribution – Procedures for Subscribing” and “Invest Next” on pages 43 and 29, respectively.

Termination Date	The offering will terminate on the earlier of the date upon which the Total Maximum Offering Amount is received and the one (1) year anniversary of the date of this offering circular, unless earlier terminated, or extended, in the Company’s discretion, subject to applicable law.

Use of Proceeds	Upon receipt of proceeds from this offering, the Company use the funds received to pay expenses incurred in this offering, and will repay (or prepay, as applicable) all or a portion of the outstanding obligations due pursuant to the R&S Note. If we sell Class B Units equal to the total maximum offering amount set forth on the cover of this offering circular, the Company anticipates that it will have sufficient funds to repay the R&S Note in its entirety, including all outstanding principal and accrued but unpaid interest. If the proceeds raised pursuant to this offering are insufficient to fully and finally satisfy the R&S Note, R&S Corporate Holdings, Inc. will have the option to convert the unpaid obligations into Class B Units of the Company at the same valuation of the Class B Units sold pursuant to this offering. If R&S Corporate Holdings, Inc. does not elect to convert the unpaid obligations under the R&S Note, the Company will rely on the distributions from OpCo to repay the R&S Note pursuant to its terms.

Material U.S. Federal Income Tax Considerations	The Company intends to qualify to be treated as a partnership for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” beginning on page 30.

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Summary Risk Factors

•  If the Company is unable to raise funds exceeding the expenses incurred in this Offering, the Company will have insufficient funds to pay its expenses, and will have insufficient funds to repay the R&S Note, in which case the Company will be solely reliant on distributions from OpCo to pay such expenses and repay the R&S Note. There is no guarantee the Company will receive any such distributions, which may result in a total loss of your investment..

• The Company will be dependent on the Manager to operate its business.

•  The Operating Agreement provides that the assets, affairs and business of the Company will be managed under the direction of the Manager. Holders of the Class B Units will not have the right to elect or remove the Manager, and, unlike the holders of common shares in a corporation, will have no voting rights on matters affecting our business, and therefore no ability to influence decisions regarding our business, or the business of OpCo.

•  The Company has no operating history, and as of the date of this offering circular, its total assets consist of a nominal amount of cash. There is no assurance that it will achieve its business objectives. There is no assurance that OpCo will achieve its business objectives.

• The only source of funds for any distributions payable in respect of the Class B Units will be distributions from OpCo relating to the Company’s ownership of the Interest.

• There is no guarantee that any secondary market for the Class B Units will be established or, if established, maintained.

•  Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. We cannot predict what the performance will be for the Property and the Project if no market for the Project exists upon completion. We also cannot predict the future value of the Property, the success of our leasing efforts, or whether there will be interest in purchasing the Project once complete.

•  OpCo’s ownership of the Property will be subject to risks relating to the volatility in the value of the underlying real estate, default on underlying income streams, fluctuations in interest rates, and other risks associated with the development, operation, leasing, and sale of real estate generally.

• Your investment in the Class B Units will not be diversified.

• There is no assurance that you will be treated as a partner for U.S. federal income tax purposes.

Exit Strategy	The anticipated holding period of the Property is approximately three years, subject to adjustment based on market conditions. Any sale of all or a portion of the Property with an assumption of the Construction Loan would be subject to Lender approval.

RISK FACTORS

An investment in the Class B Units involves substantial risks. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the Class B Units. The risks discussed in this offering circular could materially and adversely affect our business, the business of OpCo, operating results, prospects, and financial conditions. This could cause the value of the Class B Units to decline and could cause you to lose all or part of your investment. The risks and uncertainties described below represent those risks and uncertainties that we believe are material to our business, operating results, prospects, and financial condition as of the date of this offering circular.

Risks Related to the Company and the Project

The Company is a newly formed limited liability company with no prior operating history and its business model is untested.

The Company was formed in December 2023, and has limited operating history as of the date of this offering circular. We cannot make any assurance that the Company’s business model will be successful. Since inception, the scope of the Company’s operations has been limited to our formation, acquiring the Interest in OpCo with proceeds from the R&S Note, and conducting this offering. It is difficult to predict whether the business model will succeed or if there will ever be any value in the Class B Units.

Investors purchasing the Class B Units will not be purchasing an interest in a diversified portfolio of real estate or other assets.

The sole source of funds for any distributions paid in respect of the Class B Units will be distributions from OpCo relating to the Company’s ownership of the Interest in OpCo. Investors purchasing the Class B Units will not have the benefit of a diversified portfolio of real estate or other assets. A consequence of limiting our scope of operations to an investment in a single Project is that the aggregate value of the Class B Units is expected to correlate to the value of the Project, which may fluctuate significantly.

Distributions the Company receives from OpCo may be less than estimated, and the Company may experience a decline in realized revenues from projections, which could adversely affect the value of the Class B Units and the distributions you may receive.

The Property may not achieve the revenues that we anticipate based on forward-looking projections. Revenues are tied to the cost of development, ability to lease the completed townhomes constructed at the Property, and future sale prices of the Project. If the units are unable to be leased, unable to be leased at the anticipated rates, or other factors cause the sale price OpCo receives upon disposition of the Project to be less than estimated, the distributions the Company receives from OpCo will be less than projected, and the value of the Class B Units and the distributions you may receive could decline. OpCo’s revenues could never materialize or be substantially less than anticipated in the future as a result of issues with development, interest rates, the then-existing competitive pricing pressure in the local market, as well as general economic downturn and the changes in the desirability of the Property compared to other properties. Depending on market real estate values at any given time, from time-to-time the actual leasing rates of the townhomes, and the actual sale price of the Project, may be lower than anticipated. If OpCo is unable to obtain sufficient lease rates and/or a sufficient sale price for the Project, the cash distributions to investors may be materially and adversely affected.

The performance of the Project will fluctuate with general and local economic conditions.

The successful operation and subsequent sale of any real estate development is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels and other economic events may decrease demand for real estate, which can result in a longer holding periods and reduced prices. As a result, these factors may adversely affect the value of the Property, the value of the Class B Units, and distributions paid to holders of the Class B Units from the development, leasing, and sale of the Property.

Investment in the Class B Units is speculative, and each investor assumes the risk of losing his, her, or its entire investment.

Investment in the Class B Units is speculative. By investing you assume the risk of losing your entire investment. The Company has had no operations as of the date of this offering circular other than obtaining the R&S Note and acquiring the Interest, and will be solely dependent upon the efforts of the Manager and the development of the Property, all of which are subject to the risks described herein. Accordingly, only investors who are able to bear the loss of their entire investment and who otherwise meet the investor suitability standards should consider purchasing the Class B Units.

The valuation of the Property may not reflect the price at which the Property could be sold to a third-party buyer.

The determination of the future fair value of undeveloped real estate assets involves significant judgment. The valuation of the Property and the Project at the time of sale will be based, in part, on an appraisal, which is an estimate of the value based on a professional’s opinion and may not be an accurate predictor of the amount OpCo will actually receive if it sold the Project. Appraisals can be subjective in certain respects and rely on a variety of assumptions and conditions at a property or in the market in which the property is located, which may change materially after the appraisal is conducted. Among other things, market prices for comparable real estate may be volatile, particularly if there has been a lack of recent transactions in such market. Any resulting lack of observable transaction data may make it more difficult for a property appraiser to determine the fair value of a property at the time of sale. In addition, a portion of the data used by appraisers is based on historical information at the time the appraisal is conducted and subsequent changes to such data may not be adequately captured in the appraised value. Further, implicit in the determination of the market value of a property is a principal assumption that there will be a reasonable time to lease-up and market the Property. As a result, the market value may not reflect the actual realizable value that would be obtained in a rushed sale where time was of the essence.

Risks Related to the Property

OpCo’s performance and value are subject to risks associated with real estate assets and the real estate industry.

OpCo’s ability to make distributions depends on its ability to generate revenues in excess of expenses, scheduled payments on debt, and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of the Property. These events include, among others, the following:

•	changes in the national, regional and local economic climate;

•	local oversupply or reduction in demand for properties comparable those developed by OpCo;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•

increased development and carrying costs, including raw materials, labor, insurance premiums, debt service, utilities, real estate taxes and state and local taxes, and the ability of OpCo to pay such costs over time;

•	changes in availability and costs of financing, which may affect the sale of the Property;

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes, floods and wildfires, which may result in uninsured or underinsured losses;

•	eminent domain or condemnation actions against the Property;

•	covenants, conditions, restrictions and easements relating to the Property;

•	decreases in the underlying value of the Property;

•	changing submarket demographics;

•

acts of nature, such as earthquakes, hurricanes, tornadoes and floods that may damage the Property and acts of nature such as a drought that could affect the value of real estate in the affected area including the Property; and

•	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates, or declining demand for real estate, or the public perception that any of these events have or may occur, could result in difficulty obtaining tenants, a general decline in rents, or an increased incidence of defaults under existing leases, which would adversely affect OpCo’s financial condition, results of operations, cash flows, its ability to make distributions, and the value of the Project generally. Any negative change in the factors listed above could adversely affect the financial condition and operating results of the Property and, in turn, OpCo, and in turn, the Company. The profitability of an investment in the Company will depend on factors such as these, over which the Manager, the Company, and OpCo may have little or no control.

Uninsured losses could substantially impact the operating results of the Property.

OpCo expects to maintain adequate insurance coverage against liability for personal injury and property damage at the Property. However, there can be no assurance that insurance will be sufficient to cover any such liabilities. Furthermore, insurance against certain risks, such as earthquakes, floods and/or terrorism, may be unavailable or available at commercially unreasonable rates or in amounts that are less than the full market value or replacement cost of the Property. In addition, there can be no assurance that particular risks that are currently insurable will continue to be insurable on an economical basis or that current levels of coverage will continue to be available. If a loss occurs that is partially or completely uninsured, OpCo may lose all or part of its investment in the Property. OpCo may become liable for any uninsured or underinsured personal injury, death, or property damage claims arising from the operation of the Project.

Investments in real estate are subject to other operating and maintenance risks.

The Property will be subject to those risks typically associated with investments in real estate. Fluctuations in construction costs, occupancy rates, rent schedules, and operating expenses, among other factors, can adversely affect operating results and render the refinancing of a real estate asset difficult or unattractive. No assurance can be given that any real estate investment, including the Property, can be refinanced at amounts that would provide sufficient proceeds to pay the principal and interest on OpCo’s existing indebtedness, or could be financed at amounts that would allow a third-party buyer to acquire the Property for amounts that would provide sufficient proceeds to pay the principal and interest on OpCo’s existing indebtedness. Factors that could affect the value of such real estate investments and that are generally beyond OpCo’s control include, without limitation: the leasing and sales levels in the local areas of such investments, adverse changes in local population trends, market conditions, neighborhood values, local economic and social conditions, supply and demand for property, competition, interest rates, real estate tax rates, and governmental rules, regulations, and fiscal policies, including the effects of inflation and enactment of unfavorable real estate, rent control, environmental or zoning laws, hazardous material laws, uninsured losses and other risks.

Litigation at the Property may reduce the value of the Property, the value of the Class B Units, and the amount of distributions to holders of the Class B Units.

The operation of the Property carries certain specific litigation risks associated with real estate development, leasing, and disposition. Litigation may be commenced with respect to the Property in relation to activities that took place prior to OpCo’s acquisition of and investment in the Property. Litigation involving the Property could cause a disruption of development, leasing, and operations of the Property and may reduce the value of the Property, the value of the Class B Units, and the amount of distributions to holders of the Class B Units.

An increase in property taxes may reduce the value of the Property, the value of the Class B Units, and the amount of distributions to holders of the Class B Units.

The Property is subject to real property taxes and, in some instances, personal property taxes. Such real and personal property taxes may increase as property tax rates change and as the properties are assessed or reassessed by taxing authorities. An increase in property taxes on the Property could adversely affect OpCo’s results from operations and may reduce the value of the Property, the value of the Class B Units, and the amount of distributions to holders of the Class B Units.

Costs associated with any latent environmental issues on the Property could reduce OpCo’s cash available for distribution to the Company.

If the real estate on which the Property is located is found to contain hazardous or toxic substances, OpCo might be required to expend considerable resources remediating the issues. If that were to occur, OpCo’s net distributable income available for distribution to its members, including the Company, could be reduced and the value of the Property could decrease below the amount paid for the Interest.

Access to Public Utilities

Improvement and development of the Property will depend, in part, on the availability of public utilities and services, especially for water and electric power. Any reduction, interruption, or cancellation of these services may adversely affect OpCo and the development. Public utilities, especially those that provide water and electric power, are fundamental for the sound operation of the Project. The delayed delivery or any material reduction or prolonged interruption of these services could result in an increase in the development costs.

The purchase price of the Interest in OpCo includes fees and other charges.

The Company increased the aggregate amount being raised pursuant to this offering above the acquisition cost of the Interest in OpCo to cover loan costs, legal and accounting expenses, and other costs associated with the offering. See “Estimated Use of Proceeds.” These additional costs will cause the cost of your investment in the Class B Units to exceed the pro rata share of the market value of the Property. In order to make a profit on a sale of the Property or the Class B Units, the Investors will need to receive sufficient proceeds to recover the added acquisition costs included in the original purchase price, as well as: (1) the costs associated with their own attorneys and tax advisors; and (2) any costs related to the disposition of the Property, Interest, or Class B Units.

Compliance with various laws could affect the Property.

Various federal, state, and local regulations, such as fire and safety requirements, environmental regulations, the Americans with Disabilities Act of 1990, land use restrictions, and taxes affect the Property. If the Property does not comply with these requirements, the Trust may incur governmental fines or private damage awards. New laws, rules, regulations or ordinances, or amendments to existing laws, rules, regulations, or ordinances, could result in significant unanticipated expenditures or impose restrictions on the operation, construction, leasing, and sale of the Property. These laws, rules, regulations, or ordinances may adversely affect the ability of OpCo to operate or sell the Property.

Terrorist attacks and other acts of violence or war may affect the operations and profitability of the Project.

Any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and the worldwide financial markets and economy. Increased economic volatility could adversely affect the ability of the Property to generate operating income and, therefore, OpCo’s ability to pay distributions.

Risks Related to the Financings

The Company will have insufficient funds to repay the R&S Note in its entirety if the Company raises less than the maximum amount of this Offering.

The Company used the proceeds of the R&S Note to acquire the Interest in OpCo, and the Company has no sources of revenue other than distributions from OpCo. If the Company is unable to raise the maximum amount pursuant to this offering, it will be unable to repay the R&S Note in full, and will be reliant on distributions from OpCo to repay the remainder of the R&S Note (assuming the unpaid portions of the R&S Note are not converted to Class B Units). If the offering is insufficient to satisfy the obligations under the R&S Note, and there is a shortfall between the distributions from OpCo to the Company, the amount of distributions that the Company is able to pay investors will be reduced.

The Construction Loan will reduce the funds available for distribution by OpCo and increase the risk of loss.

OpCo owns the Property subject to the Construction Loan, and the Company acquired the Interest in OpCo with the proceeds of the R&S Note. If there is a shortfall between the cash flow from the Property and the cash flow needed to service the Construction Loan, then the amount of cash flow from operations available for distributions to the Company will be reduced. In addition, mortgage debt increases the risk of loss since any default under the Construction Loan may result in the Lender initiating a foreclosure action. In such a case, OpCo could lose the Property, the Company could lose its investment in OpCo, and the Investors could lose their investment in the Company.

If OpCo is unable to sell or otherwise dispose of the Property before the maturity date of the Construction Loan, it may be unable to repay the Construction Loan.

The ability of OpCo to repay the Construction Loan will depend in part upon the sale or other disposition of the Property. There can be no assurance that a sale can be accomplished at a time or on terms and conditions that will permit OpCo to repay the outstanding principal amount of the Construction Loan. Financial market conditions in the future may affect the availability and cost of real estate loans, making real estate financing difficult or costly to obtain for potential buyers of the Property. If the Property cannot be sold by the Maturity Date of the Construction Loan, then OpCo would be in danger of losing the Property due to a payment default under the Construction Loan. OpCo may then be required to take actions required to refinance the Construction Loan. However, no assurances can be made that OpCo would be able to refinance the Construction Loan, or that the terms of any new loan would be competitive with or better than the terms of the Construction Loan. Similarly, no assurances can be made that the Property could be sold, or that the sale of the Property would not result in a loss for OpCo. In such a case, OpCo could lose the Property, the Company could lose its investment in OpCo, and the Investors could lose their investment in the Company.

The Construction Loan Documents contain various restrictive covenants, and if OpCo fails to satisfy or violate these covenants, the Lender may declare the Construction Loan in default.

The Construction Loan documents contain customary restrictive covenants, representations and warranties. If OpCo fails to satisfy or violates the covenants and agreements in the Construction Loan documents, then the Lender may declare the Construction Loan in default. If OpCo fails to cure a default within the time periods set forth in the Construction Loan documents, the Lender will likely have several remedies available, including foreclosing on the Property or declaring all amounts due and payable. If the Lender were to foreclose on the Property or to declare the Construction Loan due, the Investors could lose all or a portion of their investment in the Company.

In certain events, the Lender may require that the insurance or condemnation proceeds be used to repay the Construction Loan rather than repair or restore the Property.

The Construction Loan documents require OpCo to maintain specific types and amounts of insurance with respect to the Property. Under the Construction Loan documents, in the event of a condemnation or casualty of the Property, the Lender has agreed to allow the insurance or condemnation proceeds to be used by OpCo to repair and restore the Property only under certain specified circumstances and subject to certain conditions. If these circumstances and conditions are not satisfied, the Lender may require that the insurance or condemnation proceeds be used to repay the Construction Loan. Consequently, the Investors could lose all or substantially all of their investment in the Company.

A failure to comply with reporting obligations of the Construction Loan Documents may result in a default.

The Construction Loan documents contain several covenants requiring OpCo to prepare various financial and operating reports and statements. These reports and statements are to be prepared by the Manager. If the Manager fails to prepare these reports or statements, that failure will result in a default under the Construction Loan documents, which may ultimately result in a foreclosure under the Construction Loan.

Risks Related to Conflicts of Interest

The Manager of the Company also owns an interest in the OpCo Manager, and there is overlap between the management of the Manager and OpCo Manager. There may be circumstances under which OpCo wishes to take or refrain from taking certain actions that are not in the Company’s best interest. In those circumstances, the Manager may have a conflict of interest between the Company’s interests and the interests of OpCo. There is no assurance that the Manager will resolve any such conflict of interest in the Company’s favor.

The Company has agreed to limit remedies available to it and its investors for actions by the Manager that might otherwise constitute a breach of duty.

The Manager maintains a contractual, as opposed to a fiduciary relationship, with the Company and its investors. Accordingly, the Company and its investors will only have recourse and be able to seek remedies against the Manager to the extent it breaches its obligations under the Operating Agreement. Furthermore, the Company will agree in the Operating Agreement to limit the liability of the Manager and to indemnify the Manager against certain liabilities. These provisions may be detrimental to investors because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. In connection with purchasing the Class B Units, investors will execute subscription documents including signature pages to the Operating Agreement pursuant to which they will become members of the Company and become subject to the provisions set forth in the Operating Agreement.

Risks Related to Investments in Real Estate

OpCo’s performance and the value of the Property are subject to risks associated with real estate investments and the real estate industry generally.

Deterioration of U.S. real estate fundamentals could negatively impact the performance of the Property. Furthermore, because real estate, like many other long-term investments, historically has experienced significant fluctuation and cycles in value, specific market conditions may result in occasional or permanent reductions in the value of the Property. Accordingly, the cash flow and potential sale price of the Property, and thus the distributions to be paid to Unit holders will depend on many factors beyond the control of the Company, OpCo, and the Manager, including without limitation: ability to enter into leases for the constructed units, termination of the then existing leases and resulting fluctuations in the average use and rental rates for the Property, changes in the availability of debt financing which may render the sale or refinancing of the Property difficult or impracticable, increases in property taxes and operating expenses, changes in environmental building and zoning laws, casualty or condemnation losses, changes in neighborhood values, changes in the appeal of the Property to those seeking storage/industrial space, various uninsured or uninsurable risks, increases in interest rates and the availability of mortgage funds which may render the sale or refinancing of the Property difficult or impracticable, environmental liabilities, acts of God, terrorist attacks, war and other factors.

Actual results may differ from those forecasted in this offering circular.

The anticipated results of operations set forth in this offering circular, including without limitation the forecasted statement of cash flows and distribution proceeds available upon sale of the Project, are based upon current estimates of income and expenses relating to the development, operation, and sale of the Project. Any return to the Investors on their investment will depend on the ability of the Manager to develop, operate, lease-up, and ultimately sell the Property at a profit, which, in turn, will depend upon economic factors and conditions beyond its control. A variety of factors, including, without limitation, any of the Risk Factors listed in this offering circular, may cause actual results to differ. Due to these and other factors, the actual results achieved during the life of the ownership of the Property may vary from those anticipated, and the variation may be material. As a result, the rate of return to Investors may be lower than that projected. See Business and Operating Plan beginning on page 19 and the detailed proforma data attached to this offering circular.

Investors may not recover all or any portion of their investment in a sale of the Property.

Any proceeds realized from the sale of the Property will be distributed to the Company in accordance with the Company’s respective percentage interest in OpCo, but only after payment of any loan then-outstanding on the Property (and any other loans), expenses of the transaction, including a broker’s fee and any applicable disposition fee, and satisfaction of the claims of other third-party creditors. The distributions actually received by the Company from OpCo will be distributed to the investors in accordance with their respective ownership interest in the Company. The ability of the investor to recover all or any portion of his, her, or its investment through a sale will therefore depend on the amount of net proceeds realized from such sale and the claims to be satisfied therefrom. There can be no assurance that the investors will receive any proceeds from the sale of the Property.

The distributions to be received from the Property may be affected by the risks typically associated with the operation and management of real estate properties.

Distributions from the operation and sale of the Project may be adversely affected by a number of additional risks, including:

•	natural disasters such as hurricanes, earthquakes and floods and other unexpected environmental conditions;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	adverse changes in national and local economic and real estate conditions;

•	epidemics or pandemics (including COVID-19) or any escalation or worsening thereof;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to the Company.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent OpCo from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, if any. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

Risks Related to Our Organization and Structure

Holders of the Class B Units will not have the right to elect or remove the Manager of the Company and, unlike the holders of common shares in a corporation, will only have limited voting rights on matters affecting the Company’s business, and therefore limited ability to influence decisions regarding its business.

The Operating Agreement provides that the assets, affairs and business of the Company will be managed exclusively under the direction of the Manager. The Manager has the authority to make decisions on behalf of the Company and, in its capacity as the OpCo Manager, to make decisions on behalf of OpCo regarding, among other things, (1) whether to issue additional units in either entity, (2) employment decisions, including the fees payable to the Manager and the OpCo Manager, and (3) whether to enter into material transactions with third parties. Investors do not have the right to elect or remove the Manager even if the Manager commits, among other things, fraud or other criminal misconduct, unless such conduct would be deemed to be a “disqualification event” under Regulation A. In addition, unlike the holders of common shares in a corporation, the holders of the Class B Units have no voting rights on matters affecting the Company’s business, and therefore no ability to influence decisions regarding its business. Additionally, the holders of Class B Units have no direct ownership interest in OpCo, and therefore have no voting rights on matters affecting OpCo’s business, and no ability to influence decisions regarding OpCo’s business.

Investors in the Class B Units will have no voting rights.

Holders of the Class B Units will have no voting rights on matters affecting the Company’s business or OpCo’s business and therefore no ability to influence decisions regarding the Company’s Business or OpCo’s business.

Risks Related to Employee Benefit Plans and Individual Retirement Accounts

In some cases, if investors fail to meet the fiduciary and other standards under ERISA, the Internal Revenue Code of 1986, as amended, or common law as a result of an investment in the Class B Units, investors could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in the Class B Units on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If an investor is making an investment of the assets of any of the entities identified in the prior sentence in the Class B Units, the investor should satisfy itself that:

•	the investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”);

•	the investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•	the investment will not impair the liquidity of the trust, plan or IRA;

•	the investment will not produce “unrelated business taxable income” for the plan or IRA;

•	it will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Class B Units constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

Risks Related to this Offering

If there is no secondary market for the Class B Units, so you may have to hold your investment for an indefinite period.

There is currently no secondary market for the Class B Units, and no secondary market may be established or, if established, maintained. If there is no active secondary market for the Class B Units, investors may not be able to liquidate their investment. The Company is not obligated to redeem or liquidate the Class B Units.

The requirements of complying on an ongoing basis with Regulation A of the Securities Act may strain our resources and divert management’s attention.

Because we are conducting an offering pursuant to Regulation A of the Securities Act, we may be subject to certain ongoing reporting requirements. Compliance with these rules and regulations may increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our resources. The requirements of Regulation A may also make it more expensive for us to obtain manager liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. Moreover, as a result of the disclosure of information in this offering circular and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

If we become subject to regulations governing investment companies, broker-dealers or investment advisers, our ability to conduct business could be adversely affected.

The SEC regulates to a substantial degree the manner in which “investment companies,” “broker-dealers” and “investment advisers” are permitted to conduct their business activities. We believe we will conduct our business in a manner that does not make us an investment company, broker-dealer or investment adviser, and we intend to continue to conduct our business to avoid any such characterizations. If, however, we are deemed to be an investment company, broker-dealer or investment adviser, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would adversely affect our business and our ability to pay distributions to holders of the Class B Units.

No market or other independent valuation of the Company or any of our equity capital has been used to set the public offering price of the Class B Units.

The public offering price of the Class B Units has been determined solely by us, based on a number of factors, some of which bear no relation to established, formal valuation criteria such as assets, earnings, net worth or book value. We make no representations, whether express or implied, as to the value of the Class B Units and there can be no assurance that the offering price of the Class B Units represents the fair value thereof.

Risks Related to Tax Considerations

In addition to reading the following risk factors, you should read “Material U.S. Federal Income Tax Consequences” for a full discussion of the expected material U.S. federal income tax consequences of owning and disposing of Class B Units.

Our tax treatment depends on the Company’s and OpCo’s status as a partnership for U.S. federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS treats OpCo or the Company as a corporation or either becomes subject to entity-level taxation, it would reduce the amount of cash available for distribution to you.

The after-tax economic benefit of an investment in the Class B Units depends largely on each of the Company and OpCo being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us. If either the Company or OpCo were treated as a corporation for U.S. federal income tax purposes, it would pay tax on its income at the corporate tax rate (which, at the federal level, is currently 21%). If the Company were treated as a corporation, distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed on the Company as a corporation, its cash available for distribution to you would be substantially reduced. Therefore, its treatment as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the Class B Units.

Current law may change so as to cause either the Company or OpCo to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. If any of these states were to impose a tax on us, the cash available for distribution to you would be reduced.

Holders of Class B Units will receive partner information tax returns on Schedule K-1, which could increase the complexity of tax returns.

As members of a limited liability company that will elect to be taxed as a partnership, the holders of Class B Units will receive annual Schedule K-1s following the end of each taxable year. The partner information tax returns on Schedule K-1 will contain information regarding the income items and expense items of Company and will allocate a portion of those items to you based on your percentage ownership in the Company. The preparation of annual tax returns for owners of real estate involve a complex series of calculations, and as a result, your Schedule K-1 may be more complicated that others you may have received. Additionally, if you have not received Schedule K-1s from other investments, you may find that preparing your tax return may require additional time, or it may be necessary for you to retain an accountant or other tax preparer, at an additional expense to you, to assist you in the preparation of your return.

A successful IRS contest of the U.S. federal income tax positions we take may adversely affect the market for the Class B Units, and the cost of any IRS contest will be borne by the unitholders.

Neither the Company nor OpCo has requested a ruling from the IRS with respect to its treatment as a partnership for U.S. federal income tax purposes or any other matter affecting it. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with all of the positions we take. Any contest with the IRS may materially and adversely impact the market for the Class B Units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by the unitholders because the costs will reduce cash available for distribution.

You may be required to pay taxes on income from the Company even if you do not receive any cash distributions from the Company.

You will be required to pay any U.S. federal income taxes and, in some cases, state and local income taxes, on your share of the Company’s taxable income even if you receive no cash distributions from the Company. The OpCo operating agreement does not require OpCo to pay tax-related distributions, nor does the Company Operating Agreement require the Company to pay investors tax-related distributions. As such, you may not receive sufficient cash distributions from the Company equal to your share of its taxable income or even the tax liability that results from that income.

Tax gain or loss on a disposition of Class B Units could be more or less than expected.

If you sell your Class B Units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those Class B Units. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, if you sell your Class B Units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

Tax-exempt entities and regulated investment companies face unique tax issues from owning Class B Units that may result in adverse tax consequences to them.

Investments in Class B Units by tax-exempt entities, such as individual retirement accounts (known as IRAs), and regulated investment companies (known as mutual funds) raise issues unique to them. For example, some of the Company’s income allocated to organizations that are exempt from federal income tax, including individual retirement accounts and other retirement plans, may be unrelated business taxable income and may be taxable to them. It is not anticipated that any significant amount of the Company’s gross income will be qualifying income to a regulated investment company. If you are a tax-exempt entity or a regulated investment company, you should consult your tax advisor before investing in the Class B Units.

The Company will treat each purchaser of Class B Units as having the same tax benefits without regard to the actual Class B Units purchased. The IRS may challenge this treatment, which could adversely affect the value of the Class B Units.

Because, among other reasons, the Company cannot match transferors and transferees of Class B Units, it will take depreciation and amortization positions that may not conform to all aspects of the Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefit available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of Class B Units and could have a negative impact on the value of the Class B Units or result in audit adjustments to your tax returns.

USE OF PROCEEDS

We are offering a maximum of $4,087,500 worth of Class B Units, and the minimum offering amount is $10,000. This offering is being made on a “best efforts” basis which means that no one is committed to purchasing any Class B Units in this offering. Accordingly, no assurance can be given as to the amount of Class B Units sold in this offering. The proceeds of the offering will be used to repay the outstanding obligations due under the R&S Note (the proceeds of which were used to acquire the Interest in OpCo, and used by OpCo to develop the Property), for the Invest Next Platform fee ($750/month), and for other costs and expenses incurred in this offering, including social media marketing, direct marketing, legal, accounting, and other professional services. If we sell Class B Units equal to the total maximum offering amount set forth on the cover of this offering circular, the Company anticipates that it will have sufficient funds to repay the R&S Note in its entirety, including all outstanding principal and accrued but unpaid interest, and to cover all additional expenses incurred in this offering. If the proceeds raised pursuant to this offering are insufficient to fully and finally satisfy the R&S Note, R&S Corporate Holdings, Inc. will have the option to convert the unpaid portion into Class B Units of the Company at the same valuation of the Class B Units sold pursuant to this offering, and the Company will need to secure additional funding sources to cover the other costs and fees incurred in this Offering. If R&S Corporate Holdings, Inc. does not elect to convert the unpaid obligations under the R&S Note, the Company will rely on the distributions from OpCo to repay the R&S Note pursuant to its terms.

DISTRIBUTION POLICY

The Company will make distributions to investors of the funds legally available for distribution. We expect that the sole source of funds for distributions will be distributions from OpCo to the Company resulting from the Company’s ownership of the Interest and the ultimate sale of the Project. The Manager will distribute all distributions received by the Company from OpCo, net of expenses, on an annual basis. When distributions are made to holders of the Class B Units, they will be made in accordance with the terms of the Operating Agreement. As set forth therein, each holder of Class B Units will be entitled to its pro rata share of any distribution made by OpCo to the Company after all fees and expenses payable by the Company have been paid or otherwise provided for. The Class A Unit does not entitle its holder to distributions or other financial rights. Investors may incur their pro rata share of net losses or net gains for tax purposes, even if no funds are legally available for distribution, which may occur if the Company’s ability to make distributions is limited by third-party contractual provisions.

It is OpCo’s policy to declare annual distributions to its unitholders, including the Company; however, except as described below, OpCo has no contractual obligations to make any distributions. The declaration and payment of quarterly distributions is subject to the review and approval of the OpCo Manager. Distributions to OpCo’s unitholders may be authorized by the OpCo Manager in its sole discretion and declared by the OpCo Manager out of funds legally available therefor. We expect that the OpCo Manager, in authorizing the amounts of distributions, will consider a variety of factors, including:

•	actual results of operations and cash available for distribution;

•	debt service requirements and any restrictive covenants in OpCo’s loan agreements;

•	capital expenditure requirements for the Property;

•	our operating expenses;

•	requirements under applicable law;

•	reserves; and

•	other factors that the OpCo Manager may deem relevant.

OpCo may, but is not required, to make annual distributions sufficient to pay taxes on its members’ (including the Company and its investors) allocable share of taxable income multiplied by the applicable tax rate, but has no obligation to do so. This may result in investors having taxable income on funds not received, in which case investors would be liable for paying those taxes without the benefit of distributions from the Company.

Because the Property is not expected to be stabilized until mid-2025, OpCo, and therefore the Company, will not likely have sufficient revenue from operations to pay any cash distributions prior to the sale of the Property. The primary source of cash distributions will be the proceeds received upon sale of the Project – investors should not expect recurring operating distributions prior to the sale of the Project as OpCo’s policy is to not pay cash distributions from sources other than cash flow from operations, and operations prior to sale are expected to be limited. However, OpCo may fund distributions from any source and there is no limitation in OpCo’s governing documents on the amount of distributions that OpCo may pay from any source, including proceeds from future issuances of securities or other third-party borrowings. Therefore, a portion of these distributions may represent a return of capital for U.S. federal income tax purposes. Distributions in excess of OpCo’s current and accumulated earnings and profits and not treated by OpCo as a distribution may not be taxable to the OpCo members (including the Company, and therefore the investors) under current U.S. federal income tax law to the extent those distributions do not exceed the Company’s adjusted tax basis in the OpCo Interest (and the investors’ adjusted tax basis in the Company Class B Units), but rather may reduce the adjusted basis of such Interest and Class B Units, as applicable.

OpCo does not expect to make any operating distributions to its members as this is intended as a “build, lease, sell” investment. To the extent any operating distributions are paid, it will not likely be until close to the disposition date of the Project, which we do not anticipate to occur until late 2025, and may not occur until mid to late 2026, or ever. The Company will have no source of revenue other than distributions from OpCo, and will have no funds to distribute to investors until OpCo is able to pay distributions to its member.

The amount of the pro rata share of the distribution made by OpCo to the Company will be equal to 25.9246% of OpCo’s distributable available cash. The portion of such distributions which will be distributed to investors will depend on the amount of the gross proceeds of this offering, the expenses incurred in this offering, and the outstanding obligations due under the R&S Note at the time such distributions are received from OpCo, and the ongoing operating expenses of the Company, including ongoing reporting requirements. If we sell Class B Units equal to the total maximum offering amount set forth on the cover of this offering circular, the Company anticipates that it will have sufficient funds to repay the R&S Note in its entirety, including all outstanding principal and accrued but unpaid interest. If the proceeds raised pursuant to this offering are insufficient to fully and finally satisfy the R&S Note, R&S Corporate Holdings, Inc. will have the option to convert the unpaid portion into Class B Units of the Company at the same valuation of the Class B Units sold pursuant to this offering. If R&S Corporate Holdings, Inc. does not elect to convert the unpaid obligations under the R&S Note, the Company will rely on the distributions from OpCo to repay the R&S Note pursuant to its terms. The Company has not received and distributions from OpCo, and has made no distributions to investors.

DESCRIPTION OF THE PROPERTY

The Property Generally

The Property represents a proposed 76-unit multi-family walk-up townhome development which is currently under construction. The improvements include 12 residential buildings which include attached garages, a playground, a pool, an outdoor grilling area, an outdoor gazebo, and other amenities including a looped trail around a central pond and a fenced dog park. The site is very near TPC Twin Cities golf course and the National Sports Center. This site adjoins The Lakes master planned residential community. The Lakes is a well-established collection of residential neighborhoods comprised of primarily owner-occupied single-family homes and townhomes, with integrated trails, green space, parks and water activities. The development will include a mix of two, three, and four bedroom layouts, which we intend will be opening and available for lease beginning in April, 2024. The units are attractively designed with efficient floorplans, ample storage, and an appealing pedestrian-friendly site/neighborhood environment with a limited, but highly sought-after, amenity package. The site also has appeal due to its connectivity, as a wide variety of commercial shopping nodes, restaurants, service businesses, community facilities and amenities, can be reached within a short five-minute drive.

Property Valuation

The OpCo Manager has estimated that the value of the Property will be approximately $33,000,000 as complete, and $34,000,000 as stabilized (the “Valuation”). The OpCo Manager is basing the Valuation in part on the appraisal from GTRE Commercial dated August 3rd, 2023. The independent third-party analyses, opinions, and valuations, which were derived from the income and sales comparison approaches, were developed in conformity with the requirements of the Code of Professional Ethics & Standards of Professional Practice of the Appraisal Institute, which include the Uniform Standards of Professional Appraisal Practice. See “Risk Factors—Risks Related to an Investment in the Class B Units” beginning on page 6.

Existing Indebtedness

On January 24, 2024, OpCo and Lender entered into a Construction Loan agreement which provides for a Construction Loan of up to $21,000,000. As of January 24, 2024, the Company has not drawn on the construction loan and there was $0.00 outstanding under the Construction Loan. The Construction Loan currently bears interest at the SOFR one month forward looking term rate plus 250 basis points per annum, calculated on a 360-day year. The Company previously obtained a loan from R&S Corporate Holdings, Inc., a Minnesota limited liability company, in the original principal amount of $3,750,000, pursuant to the R&S Note, the proceeds of which were used as a capital contribution by the Company to acquire the Interest in OpCo, and which is being utilized by OpCo for the development of the Project.

Development Agreement

OpCo has entered into a development agreement with the Manager dated effective January 23, 2024 pursuant to which, in addition to acting as the Manager of the Company, the Manager shall act as the developer of the Property (the “Developer”). As the Developer, the Manager shall be in charge of overseeing the development, construction, leasing, and sale of the Property. As the Developer, the Manager shall provider the following services, among others: (i) assist OpCo in dealing with neighborhood groups, local organizations, adjacent property owners, and other parties interested in the development, construction, and leasing of the Project; (ii) provide advice and recommendations as to the selection procedures for and selection of subcontractors and suppliers; (iii) furnish such consultation and advice relating to the construction and development of the Project as may be reasonably requested from time to time by OpCo; (iv) keep OpCo and the Company fully informed on a regular basis of the progress of the design and construction of the Project, including the preparation of such reports as are provided for herein or as may reasonably be requested by the Company; (v) take all necessary acts for the Project to comply with zoning, building codes, occupancy permits and all other local government requirements concerning the construction of the Project; (vi) prepare, or cause to be prepared, such environmental and neighborhood impact studies or reports, engineering surveys, hazardous substance reports, preliminary plans and specifications, as may be required in connection with the construction of the capital improvements for the Project; (vii) oversee the architect, the contractor and any consultants for the Project; (viii) assist OpCo in obtaining and maintaining insurance coverage for the Project, itself, and its employees during the development and construction phases of the Project, which insurance shall include general public liability insurance covering claims for personal injury, including but not limited to bodily injury, or property damage occurring in or upon the Property or the streets, passageways, and curbs adjoining the Property; ix) finalize the Project plans and specifications, including all the necessary drawings and information necessary for initiation of the design review process; (x) assist the Company in selecting a general contractor and negotiate and arrange for the execution of an acceptable construction contract with the Company for the construction of the Project; (xi) meet with, negotiate, and interact with all appropriate governmental officials who have jurisdiction over the construction, development, and initial operation of the Project; (xii) coordinate and work with the contractor and subcontractors and other construction professionals as required; (xiii) perform, or cause to be performed, an analysis of the market and demographic environment to determine the feasibility of the Project; and (xiv) develop and refine the development budget.

MARKET OVERVIEW

We expect primary renter groups will include young to middle-age couples and small families. Secondary markets include single renters, roommates and older adults, including “empty nesters”. Considering the product type and location, we expect that around 50% or more of the renters will have a dog and/or cat.

Demand for the proposed rental townhomes will be driven by both household formation and in-migration to the Twin Cities region and the Primary Market Area (“PMA”), specifically relating to expected continuation of economic expansion and employment growth, and turnover within this area’s current resident base as renters seek alternative housing. This may include those moving to the PMA, perhaps related to a new job or job transfer. Others who already reside in the PMA may choose to relocate to the subject townhouse community. This may include some renters wishing to “upgrade” from another rental unit, as well as some “empty nesters,” many of whom will be downsizing from a single-family home and renting for the first time in many years. Considering the two- and three-level floorplan designs, we expect the property will attract more couples and young families, with fewer older adults.

Forecasts by the Met Council indicate the metro area will grow by an average of 11,147 households per year between 2020 and 2030. Growth in the PMA is expected to accelerate, averaging 980 new households per year between 2020 and 2030, compared to 652 per year in the prior decade. The 2020-2030 household growth forecast indicates that the PMA is expected to capture about 8.8% of metro area household growth. As growth continues, many new households are showing a propensity to rent for the following reasons: attractive rentals, mobility, high cost of home ownership, high debt load, recruitment, and amenities.

There has been a considerable increase in the supply of attractive new rental housing in many parts of the region. With rentals comprising a greater share of new housing, it’s not surprising that more households are choosing to rent. Mobility is particularly important to young renters, who have shown a tendency to move with greater frequency, often related to a job change. Renting provides mobility, while homeownership can create challenges related to moving in today’s marketplace, as there is much more uncertainty regarding the sale price and the timing of selling a home. The economics of purchasing a home can be a challenge, even for middle to upper-income households. In many parts the metro area, including Blaine and other north suburbs, there are far fewer modern home purchase options under $400,000. Down payment requirements are having an impact on the rent vs. buy decision, particularly for young renters. Many lenders now require a 5% to 10% down payment, which on a $400,000 home equates to approximately $20,000 to $40,000. Those in the early stages of their careers are much less likely to have enough savings for such a down payment, even though they may have a very good job and earn a relatively high income. Mortgage interest rates have also increased dramatically from around 3.0% in 2021 to more than 6.0% today. Assuming a $400,000 purchase price with 4% down and a thirty-year mortgage at 6.5%, a monthly payment adds up to approximately $2,300 per month, while mortgage insurance, taxes, HOA fees and home-owner’s insurance costs can easily add another $800+ per month, not to mention the cost of maintenance. Many young households are also carrying significant college debt, making them unable, or less open to, taking on additional debt even to acquire a home. According to a 2021 national study by the Institute for College Access and Success, 68% of Minnesota college students graduating in 2020 had at least some college-related debt, ranking 13th highest nationally. The average debt load for a Minnesota college graduate was $30,058, ranking 29th highest in the U.S. Lastly, with consistently low unemployment in the Twin Cities region, many of this area’s employers have been forced to recruit many of their new employees from outside the region (both nationally and internationally). A large percentage of these new workers migrating to the Twin Cities choose to rent initially, rather than buy a home.

Business and Operating Plan

OpCo’s business plan for this Project is a relatively straightforward “build, lease, sell” model. We believe the Foxtail Hollow Project is located in a prime, strategic location due to a number of factors as noted in the market and property overview sections of this offering circular. The location, paired with the expected demand for this type of product, is anticipated to provide the gross incomes noted in the proforma financial statements attached to this offering circular. Our strategic partnership with Bader Management, one of the most well-respected property managers in the metro, gives us great confidence in the proforma operating income derived from the expected gross income. With our proforma net income and anticipated decrease in target interests rates, we anticipate a number of institutional investors will be seeking to acquire new, stabilized, multi-family assets in 2025 and 2026. These projected returns are driven by the sale of a stabilized asset to an institution which is willing to pay more than cost for a stabilized product. Please also see the financial addenda for the detailed proforma data attached to this offering circular.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made in “Risk Factors” and elsewhere in this offering circular that identify important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this offering circular.

Overview

The Company was formed on December 20, 2023 and has conducted no operations other than those related to our organization and the preparation of this offering. The Company will not conduct any business activities except for administrative functions and activities relating to monitoring the Interest. The Company has not generated any revenues and has relied on a loan from R&S Corporate Holdings, Inc., a Minnesota corporation, to provide funding for its operations to date. The Company’s lack of operating history makes it difficult for potential investors to evaluate the potential success of its business and to assess its future viability.

Assuming the successful completion of this offering and the consummation of the transactions contemplated by the Contribution Agreement, all of the Company’s revenues will be comprised of distributions received from OpCo relating to the Interest.

Liquidity and Capital Resources

The Company is dependent on the proceeds from this offering to repay the R&S Note. As of the date of this offering circular, the Company’s assets are nominal and it has limited cash on hand. As of the date of this offering circular, the proceeds of the R&S Note have been used as the capital contribution to OpCo, and the Manager has paid for initial organizational expenses and certain expenses related to this offering and will continue to fund any expenses in excess of the funds raised in this Offering.

We will be required to obtain the capital required to repay the R&S Note, and conduct our operations, from the sale of the Class B Units through our offering under Regulation A of the Securities Act. For information regarding the anticipated use of proceeds from this offering, see “Description of the Property” and “Use of Proceeds” beginning on pages 18 and 16, respectively.

MANAGEMENT

General

Because the Company is organized as limited liability companies, and does not have a “board of directors.” The Manager perform the function of a board of directors for the Company. Under the terms of the Company’s operating agreement, the Company has agreed to limit the liability of the Manager, and to indemnify the Manager against certain liabilities. The Manager will not receive any compensation for its services as the managing member of the Company.

Bader Management has been engaged by OpCo to help manage and lease the Project, and along with the Manager, has substantial real estate development and management experience in the Minnesota markets. The Manager leverages 49 years of direct real estate acquisition and development experience of its principals, in depth local market knowledge, strong reputation, and track record of success. The Manager is a vertically integrated real estate acquisition, development, and management company with a full suite of services, as well as deep expertise in mill redevelopment and management. The firm currently manages over $320MM in currently under development assets or assets which were recently put into service. Bader Management provides a hands-on management experience at its properties resulting in improved success rates.

Certain information regarding the executive officers of the Manager, and their positions and ages are as follows:

Name	Position (1)	Age
Carl Kaeding	President and CEO	43
Brody Nordland	Vice President and CFO	39
Lucas Miller	Secretary and COO	50

(1)	The business address of each of the executive officers is 7900 International Dr., Suite 910, Bloomington, MN 55425.

Biographical Information:

Carl Kaeding, President of Manager and OpCo Manager

Propelled by Carl’s dynamic leadership and visionary approach, Kaeding Development Group embraces a legacy of transformative growth. As a second-generation steward of the business, Carl harnesses rich, intrinsic knowledge inherited from his father, Myron, the company’s founder since 1974. His profound insights into the construction and development industry have been instrumental in steering the company through an era of brisk expansion, ensuring it continually scales new heights while honoring its foundational values. Carl’s blend of seasoned expertise and innovative thinking continues to be a guiding force, cementing the group’s status as a trailblazer in urban development.

Brody Nordland, Vice President and CFO of Manager

Since his strategic integration into the team in 2012, Brody has emerged as a cornerstone of Kaeding Development Group’s sustained triumph. Commanding the helm of development logistics, he has seamlessly orchestrated the launch of 10 eminent properties, a testament to his adeptness and versatility. Brody embodies a rare blend of tenacious commitment and tactical proficiency, readily navigating the complex journey from nascent concepts to tangible realities. His unyielding drive to transcend traditional boundaries and solve whatever challenges arise has not only contributed to the company’s ambitious projects but has also solidified his status as an invaluable architect behind its burgeoning legacy.

Lucas Miller, Secretary and COO of Manager

With an extensive repertoire of over 25 years in various sectors including non-profits, contracting, start-ups, and hospitality, Lucas brings a wealth of diversified expertise to Kaeding Development Group. Flawlessly directing intricate development ventures, harmonizing operational efficiency with financial prosperity, and consistently exceeding customer satisfaction benchmarks. His strategic acumen, coupled with exemplary leadership and communication finesse, has been crucial in orchestrating projects that resonate with excellence, fostering robust team dynamics, and surpassing professional anticipations. Equipped with a profound foundation in business administration, marketing, and sales, Lucas stands as a powerhouse executive, primed to steer noteworthy advancements, catalyze growth, and champion unprecedented success for the stakeholders involved.

OWNERSHIP OF MANAGEMENT AND CERTAIN UNITHOLDERS

The following table cites the beneficial ownership of the Class A Unit and the Class B Units of the Company as of the date of this offering circular for each person or group that holds more than 5% of the Class B Units, and for the Manager. Because the Company is organized as a limited liability company, it does not have a “board of directors.”

Upon the execution of the Operating Agreement at or prior to the qualification of this offering, the Manager will receive one Class A Unit, representing 100% of the then-outstanding units of Membership in the Company. The Company’s voting securities consist solely of the Class A Unit.

Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. Affiliates of the Company and the Manager may purchase Class B Units in this offering, but only at the same price and on the same terms as other investors in this offering. We will not reserve any portion of the Class B Units being offered for sale in this offering for sale to any of the foregoing or any other person.

Name of Owner	Class of Units	Number of Units	Amount Acquirable		Percent of Class
Kaeding Management Group, LLC (1)	Class A	1	1		100%
[Investors TBD]	Class B	N/A	[	]	0%

(1)	The business address of the Manager is 7900 International Dr., Suite 910, Bloomington, MN 55425.

CONFLICTS OF INTEREST

General

There is overlap between the management of the Manager and the OpCo Manager. There may be circumstances under which OpCo wishes to take or refrain from taking certain actions that are not in the Company’s best interest. In those circumstances, there may be a conflict of interest between the Company’s interests and the interests of OpCo. There is no assurance that the management will resolve any such conflict of interest in the Company’s favor.

The Manager has the authority to make decisions on behalf of the Company, and, in its capacity as the OpCo Manager, the OpCo Manager has the sole authority to make decisions on behalf of OpCo, regarding (1) whether to issue additional equity securities in either entity, (2) employment decisions, including the fees payable to the Manager and/or OpCo Manager (if any), and (3) whether to enter into material transactions with third parties, subject to the approval of the “independent representative,” as described under the heading “Contribution Agreement— Actions Requiring Representative Approval.”

Duties to Investors

The Manager maintains a contractual, as opposed to a fiduciary, relationship with the Company and its investors. Accordingly, the Company and its investors will only have recourse and be able to seek remedies against the Manager to the extent it breaches its obligations pursuant to the Operating Agreement. Furthermore, the Company has agreed in the Operating Agreement to limit the liability of the Manager and to indemnify the Manager against certain liabilities. These provisions may be detrimental to investors because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing the Class B Units, investors will be treated as having consented to the provisions set forth in the Operating Agreement.

Furthermore, investors do not have the right to elect or remove the Manager even if the Manager commits, among other things, fraud or other criminal misconduct, unless such conduct would be deemed to be a “disqualification event” under Regulation A. See “Contribution Agreement—Management of OpCo.”

CONTRIBUTION AGREEMENT

The Company’s investment in OpCo was made pursuant to the terms of a Contribution Agreement entered into between the Company and OpCo dated and effective as of January 23, 2024. The following summary is not intended to be complete and is qualified in its entirety by reference to the form of the Contribution Agreement, a copy of which is filed as an exhibit to the offering statement of which this offering circular forms a part.

Contribution

The Company acquired the Interest, constituting 25.9264% of the issued and outstanding membership interest in and to OpCo in exchange for a capital contribution of $3,750,000. This contribution was made by the Company and accepted by OpCo,which then issued the membership interest, effective January 23, 2024. The Company’s ownership in OpCo is recorded on the books and records of OpCo.

Adoption of Operating Agreement.

Acceptance of the contribution by the Company to OpCo resulted in the automatic admission of the Company as member of OpCo. Subject to such admission, the Company agreed to be a party to and bound by the terms of the Amended and Restated Operating Agreement of OpCo, a copy of which is attached to this offering circular.

Further Assurances

The Company, by executing and delivering the contribution agreement, agreed to cooperate with OpCo and to provide additional information as may be reasonably required by OpCo from time to time relating to the Company’s investment in OpCo, and as required for the conduct of OpCo’s business and affairs. If the Manager, on behalf of the Company, fails to provide such information, OpCo and its owners and affiliates will have no obligation or liability with respect to the Company regarding any tax matters or other obligations which may be assessed against the Company or the Company’s beneficial owners, if any.

Distributions

The Company is entitled to disruptions in respect to the Interest as may be made from time to time. OpCo is required to make operating distributions of surplus cash to its members, including the Company, at least annually, as more particularly described in the Amended and Restated Operating Agreement of OpCo, a copy of which is attached to this offering circular. Such distributions will be the sole source of cash available for distributions on account of the Class B Units of the Company. See “Distribution Policy” on page 17.

Management of OpCo

Foxtail Hollow Development, LLC, the OpCo Manager, is the manager of OpCo. There is overlap in the ownership between the OpCo Manager, and the Manager of the Company, and therefore, the Manager of the Company maintains a certain amount of control over the OpCo Manager, and therefore over OpCo. The management of OpCo is more particularly described in the Amended and Restated Operating Agreement of OpCo.

DESCRIPTION OF UNITS

The Company has entered into the Operating Agreement, a copy of which is attached to this offering circular. The Class B membership interests being sold pursuant to this offering are referred to herein as “Class B Units.” We are offering up to 408.75 Class B Units, for an aggregate amount of $4,087,500, pursuant to this offering circular. The following description of the Class A Unit and Class B Units is based upon the Company’s articles of organization, the Operating Agreement, and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to the articles of organization and the Operating Agreement, copies of which are filed with the SEC as exhibits to this offering circular.

Upon the execution of the Operating Agreement, the Manager was issued one (1) Class A Unit, representing 100% of the outstanding Units prior to this offering.

The Company was formed for the sole purpose of acquiring the Interest. It will not conduct any business activities except for administrative services and monitoring its investment in OpCo.

Organization and Duration

The Company was formed on December 20, 2023, as a Minnesota limited liability company pursuant to the Minnesota limited liability company Act (“Revised Act”). It will remain in existence until liquidated in accordance with the Operating Agreement.

Purpose and Powers

Under the Operating Agreement, the Company is permitted to engage in such activities as determined by the Manager that lawfully may be conducted by a limited liability company organized under Minnesota law, in connection therewith, to exercise all of the rights and powers conferred upon the Company and the Manager pursuant to the Operating Agreement and the Revised Act relating to such business activity, provided that the Manager is prohibited from engaging in certain activities without obtaining the approval of holders of a majority of the Class A Units. The Class B Units being sold pursuant to this offering do not entitle the holders thereof to any voting or management rights.

Manager and its Powers

The Company is a manager-managed limited liability company as set forth in Section 322C.0407 Subd. 3 of the Revised Act. The Manager will be the manager of the Company.

Pursuant to the Operating Agreement, the Manager will have complete and exclusive discretion in the management and control of the Company’s affairs and business, subject to the requirement to obtain consent from the holders of the Units for certain actions, and shall possess all powers necessary, convenient or appropriate to carrying out our purposes and business, including doing all things and taking all actions necessary to carry out the terms and provisions of the Operating Agreement.

Pursuant to the Operating Agreement, the Manager shall have full authority in its discretion to exercise, on behalf of the Company and in the name of the Company, all rights and powers of a “manager” of a limited liability company under the Revised Act necessary or convenient to carry out the Company’s purposes. Any person not a party to the Operating Agreement dealing with the Company will be entitled to rely conclusively upon the power and authority of the Manager to obligate us in all respects, and to authorize the execution of any and all agreements, instruments and other writings on behalf of the Company and in its name.

The Manager will have sole voting power over all matters regarding the operations of the Company, except as described below under “Voting Rights.”

Membership Interests

As of the date of this offering statement, there is one (1) Class A Unit issued and outstanding and it is held by the Manager. The Company issued the Units to the Manager concurrently with entering into the Operating Agreement.

Voting Rights

The Class B Units being sold pursuant to this offering do not entitle the holders thereof to any voting or management rights. On each matter where the members are required to vote, each Class A Unit shall be entitled to and shall constitute one (1) vote, and all Class A Units shall vote together as a single class. In determining any action or other matter to be undertaken by or on behalf of the Company, each member shall be entitled to cast a number of votes equal to the number of Class A Units that such member holds, with the power to vote, at the time of such vote. Unless otherwise set forth in the Operating Agreement, or otherwise required by the Revised Act, the taking of any action by the Company which requires a vote of the members as set forth above shall require the receipt of votes from members holding a majority of the Class A Units. In determining the outcome of any vote at a meeting, members that abstain or do not vote will effectively be counted as votes against such action.

Subject to the Revised Act, the Manager will have sole voting power over all matters, including: mergers, consolidations, acquisitions, winding up and dissolution; except, the Manager shall not have the authority to do any the following without first obtaining the prior approval or consent of the Class A Member:

a.	Amend the Company’s Articles of Organization or the Operating Agreement;

b.	Conduct or otherwise engage in any business other than the Business of the Company;

c.	Approve a merger, conversion, or domestication under Sections 322C.1001 to 322C.1015 of the Revised Act; and

d.

Change of the status of the Company from a manager-managed limited liability company to a member-managed limited liability company or a board- managed limited liability company (in each case, as those terms are defined in Section 322C.0102 of the Revised Act).

An approval of holders of the Class A Unit is required for the above listed events.

Removal

The Manager may not be removed by the members, unless the Manager engages in conduct that would constitute a “disqualification event” under Regulation A.

Agreement to be Bound by the Operating Agreement

By purchasing a Class B Unit, you will be admitted as a member of the Company and will be bound by the provisions of, and deemed to be a party to, the Operating Agreement. Pursuant to the Operating Agreement, each holder of Class B Units and each person who acquires a Class B Unit from a holder must agree to be bound by the terms and conditions of the Operating Agreement.

Member Voting

Only the Class A Units have voting rights, and shall have one vote per Class A Unit. Class B Units being acquired by investors pursuant to this offering shall have no voting rights and no rights to participate in the management or operation of the Company.

Although Class B Members have no right to vote, the Company will provide all members of the Company with not less than ten (10) and no more than sixty (60) days’ prior notice of any meeting or any action subject to a vote of the Class A Unit holder. To constitute a quorum, at least a majority of the Class A Units, or such higher percentage of Class A Units as may be required for such action, must be represented in person or by proxy. At any meeting or on any matter that is to be voted on or consented to by holders of Class A Units, the then holders of the Class A Units, may vote in person or by proxy, and such vote may be made, and a proxy may be granted in writing, by means of electronic transmission or as otherwise permitted by applicable law. Class B Units beneficially owned by the investors shall have no voting rights.

Member Distributions

The Company’s income and loss will be allocated 100% to the holders of the Class B Units, pro rata in proportion to the number of Class B Units held by each member. 100% of the Company’s available cash will be distributed to the holders of the Class B Units, pro rata in proportion to the number of Class B Units held by each member. There can be no assurance as to the timing of a distribution or that the Company will pay a distribution at all. There are no contractual restrictions on the Company’s ability to make distributions and if any are to be made in the future, such decision will be at the discretion of the Manager and will depend on our then current financial condition and other factors deemed relevant by the Manager. OpCo is not obligated to make any distributions, including distributions to its members, including the Company, to cover tax liabilities. The Company is also not obligated to make any distributions, including distributions to investors, to cover tax liabilities. OpCo has no obligation to pay distributions to the Company, and the Company has no obligation to pay distributions to the investors.

Limited Liability

The liability of each member of the Company will be limited as provided in the Revised Act and as set forth in the Operating Agreement. No member of the Company will be obligated to restore by way of capital contribution or otherwise any deficits in its capital account (if such deficits occur).

The Revised Act provides that a member of a Minnesota limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Revised Act shall be liable to the Company for the distribution for three years. Under the Revised Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of that company, other than liabilities to members on account of their equity interests and liabilities for which the recourse of creditors is limited to specific property of that company, would exceed the fair value of the assets of that Company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of a company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Revised Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to that company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from that company’s operating agreement.

Exculpation and Indemnification of the Manager and Others

Subject to certain limitations, the Operating Agreement limits the liability of the Manager and its affiliates, any of the Company’s members, any person who is our officer and any person who serves at the request of the Manager on behalf of us as an officer, director, independent representative, partner, member, stockholder or employee of such person (referred to together as the “Protected Persons” or in the singular as the “Protected Person”).

Exculpation

No Protected Person will be liable to the Company or the Manager or any other member of the Company for any action taken or omitted to be taken by it or by other person with respect to the Company, including any negligent act or failure to act, except in the case of a liability resulting from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or any intentional and material breach of the Operating Agreement or conduct that is the subject of a criminal proceeding. With the prior consent of the Manager, any Protected Person may consult with legal counsel and accountants with respect to the Company’s affairs (including interpretations of the Operating Agreement) and shall be fully protected and justified in any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel or accountants. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the board members, officers, employees, consultants, attorneys, accountants and professional advisors of the Company selected with reasonable care, provided, that no such Protected Person may rely upon such statements if it believed that such statements were materially false.

The Manager may not be liable to the Company or the members for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence, since provision has been made in the Operating Agreement for exculpation of the Manager. Therefore, purchasers of Class B Units have a more limited right of action than they would have absent the limitation in the Operating Agreement.

Indemnification

To the fullest extent permitted by law, the Company will indemnify, hold harmless, protect and defend each Protected Person against any losses, claims, damages or liabilities, including reasonable legal fees, costs and expenses incurred in investigating or defending against any such losses, claims, damages or liabilities or in enforcing a Protected Person’s right to indemnification under the Operating Agreement, and any amounts expended in respect of settlements of any claims approved by the Manager (collectively referred to herein as the “Liabilities”), to which any Protected Person may become subject:

•	by reason of any act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Company; or

•

by reason of the fact that it is or was acting in connection with the activities of the Company in any capacity or that it is or was serving at the request of the Company as a partner, stockholder, member, board members, managers of the Manager, the independent representative, officer, employee, or agent of any Person; unless, such Liability results from such Protected Person’s own actual fraud, gross negligence, willful misconduct, bad faith, breach of fiduciary duty, reckless disregard of duty or intentional and material breach of the Operating Agreement or conduct that is subject of a criminal proceeding (where such Protected Person has reasonable cause to believe that such conduct was unlawful).

Any indemnification provided under the Operating Agreement is limited thereunder to the extent of the Company’s assets only. Further, insofar as the foregoing provisions permit indemnification for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reimbursement of Expenses

The Company will reimburse (and/or advance to the extent reasonably required) each Protected Person for reasonable legal or other costs and expenses (as incurred) of such Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Liabilities for which the Protected Person may be indemnified pursuant to the Operating Agreement and for all costs and expenses, including fees, expenses and disbursements of attorneys, reasonably incurred by such Protected Person in enforcing the indemnification provisions of the Operating Agreement, provided, that such Protected Person executes a written undertaking to repay the Company for such reimbursed or advanced costs and expenses if it is finally judicially determined that such Protected Person is not entitled to the indemnification provided by the Operating Agreement.

Amendment of the Operating Agreement

Amendments to the Operating Agreement may be proposed only by or with the consent of the Manager and must be approved by a majority vote of the holders of the Class A Units. Further, the Manager does not need consent of the Class A Units to amend the Operating Agreement for, among others, the following actions: (i) to evidence the joinder of a new member of the Company; (ii) in connection with the transfer of Class B Units by members; (iii) as otherwise required to reflect capital contributions, distributions and similar actions; or (iv) as necessary or appropriate, in the sole discretion of the Manager, to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal (and applicable state) income tax purposes.

Termination and Dissolution

The Company will continue as a limited liability company until terminated under the Operating Agreement. The Company will commence winding up upon the first to occur of the following (the “Dissolution Event”):

•	Upon the determination of the holders of Class A Units with the approval of the Manager;

•	The Company’s and/or OpCo’s insolvency or bankruptcy;

•	The sale of all or substantially all of the Company’s and/or OpCo’s assets; or

•	The entry of a decree of judicial dissolution as provided in the Revised Act.

The Dissolution Event shall be effective on the day on which such event occurs and immediately thereafter the Company will commence its winding up during which its affairs shall be wound up in accordance with the terms of the Operating Agreement.

Books and Reports

The Company is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with Generally Accepted Accounting Principles in the U.S. For financial reporting purposes and federal income tax purposes, the Company’s fiscal year and its tax year are the calendar year.

Term and Removal of the Manager

The Operating Agreement provides that the Manager will serve as the Company’s sole Manager for an indefinite term, but the Manager will be automatically removed if the Manager ceases to serve as the sole manager of OpCo. Pursuant to the terms of the OpCo operating agreement, the OpCo Manager will be automatically removed if it engages in any activity that would constitute a “disqualifying event” under Rule 262 of Regulation A.

Transfer Agent

We have engaged Invest Next to be our transfer agent and registrar for the Class B Units. Invest Next’s address is at 12 Vestry St., New York, New York 10013, and additional contact methods may be found at www.investnext.com/contact-us.

Investment Amount Limitations

There is a $10,000 minimum purchase requirement. The maximum amount that each investor can purchase is subject to the investment threshold described under “Plan of Distribution—Investment Threshold” on page 43. We can waive the minimum or maximum purchase requirements on a case-by-case basis in our sole discretion. Subscriptions, once received, are irrevocable by the investors but can be rejected by us.

Invest Next

The Company will engage Invest Next to provide investor management and customer service for the Company and investors. Services to be provided by Invest Next include the Invest Next Platform accessible through an investor portal specific to an investment pursuant to this offering. The investor portal will provide investors with access to the Invest Next Platform, which investors can access from any device to view investment information, commit to invest in the offering, download reports, send requests, and sign documents. All relevant investment documents and information will be available to investors, including property descriptions, values, investment insights, distributions, Project status updates, cash and equity ledgers, contracts, and applicable tax reports. The Manager will communicate with investors through the Invest Next Platform, and investors may communicate with the Manager by sending requests directly from the Invest Next Platform. The Invest Next Platform is hosted on Amazon Web Service, providing robust, physical data center security, and provides data encryption in transit using SSL, and at rest using 256-bit AES encryption, providing bank-level encryption. The subscription and investment process will occur exclusively through the Invest Next Platform customized for an investment in the Company using embedded e-signing. Invest Next is not a “placement agent,” “broker-dealer,” or similar platform, and will not establish or host a secondary market. The Class B Units cannot be sold through the Invest Next Platform.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section is a summary of the material U.S. federal income tax considerations that may be relevant to prospective holders of Units who are individual citizens or residents of the United States. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. We have not obtained, and do not intend to obtain, any opinion of counsel or ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. References in this section to “us” or “we” are references to Auor Capital Fund V LLC.

The following section does not comment on all U.S. federal income tax matters affecting the Company or its unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, and entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their Units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Units being taken into account in an applicable financial statement and persons deemed to sell their Units under the constructive sale provisions of the Code. In addition, the discussion only comments to a limited extent on state, local, and foreign tax consequences. Accordingly, we encourage each prospective holder of Units to consult his or her own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to him or her of the ownership or disposition of Units and potential changes in applicable laws.

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his or her share of items of income, gain, loss and deduction of the partnership in computing his or her U.S. federal income tax liability, regardless of whether cash distributions are made by the partnership. Distributions from a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to such partner is in excess of his or her adjusted basis in the partnership interest.

Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes dividends, interest (other than from a financial business), real property rents, gain from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

We intend to operate such that we will meet the Qualifying Income Exception in each taxable year. We do not expect to seek a ruling from the IRS or an opinion of counsel as to our status for U.S. federal income tax purposes or whether our operations will generate qualifying income under Section 7704 of the Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at the corporate rate. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a non-taxable return of capital, to the extent of the unitholder’s tax basis in their Units, or taxable capital gain, after the unitholder’s tax basis in their Units is reduced to zero. Accordingly, taxation as a corporation could result in a reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a reduction of the value of the Units.

The remainder of this discussion assumes that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income

Subject to the discussion below under “Entity-Level Collections,” we will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his or her income tax return his or her share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are made. Consequently, we may allocate income to a unitholder even if he or she has not received a cash distribution. Each unitholder will be required to include in income his or her allocable share of our income, gains, losses and deductions for our taxable year ending with or within his or her taxable year.

Treatment of Distributions

Cash distributions made by us to a unitholder generally will not be taxable to him or her for U.S. federal income tax purposes to the extent of such unitholder’s tax basis in his or her Units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his or her tax basis generally will be considered to be gain from the sale or exchange of the Units, taxable in accordance with the rules described under “Disposition of Units” below.

Adjusted Tax Basis of Units

A unitholder’s initial tax basis in his or her Units generally will be the amount such unitholder paid for the Units plus his or her share of our nonrecourse liabilities. That basis generally will be increased by such unitholder’s share of our income and by any increases in such unitholder’s share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions to such unitholder from us, by such unitholder’s share of our losses, by any decreases in such unitholder’s share of our nonrecourse liabilities and by such unitholder’s share of our expenditures that are not deductible in computing taxable income and that are not required to be capitalized. A unitholder generally will have a share, based on such unitholder’s share of profits, of our nonrecourse liabilities. See “Disposition of Units” on page 34.

Restrictions on Deductibility of Losses

A unitholder may deduct its allocable share of our losses (if any) for U.S. federal income tax purposes only to the extent of such unitholder’s adjusted tax basis in the Units it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a unitholder’s allocable share of our losses would reduce its adjusted tax basis for its Units below zero, the recognition of such losses by such unitholder would be deferred to subsequent taxable years and will be allowed if and when such unitholder has sufficient tax basis so that such losses would not reduce such unitholder’s adjusted tax basis below zero. In addition, the “at-risk” rules and the limitations on “passive activity losses” and “excess business losses” could further limit the deductibility of losses allocable to a unitholder.

Limitations on Interest Deductions

Our ability to deduct interest paid or accrued on indebtedness properly allocable to a trade or business, “business interest,” will be limited to an amount equal to the sum of (i) our business interest income during the taxable year and (ii) 50% of our adjusted taxable income for such taxable year. Should our ability to deduct business interest be limited, the amount of taxable income allocated to our unitholders in the taxable year in which the limitation is in effect may increase. However, in certain circumstances, a unitholder may be able to use a portion of a business interest deduction subject to this limitation in future taxable years. Prospective unitholders should consult their tax advisors regarding the impact of this business interest deduction limitation on an investment in the Units.

In addition, the deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any U.S. federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, may be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the Operating Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the Operating Agreement is maintained as nearly as is practicable. Payment by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Items of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us, as adjusted for certain items in accordance with applicable Treasury Regulations.

Section 706 of the Code provides that items of partnership income and deduction must be allocated between transferors and transferees of shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to unitholders in a manner that reflects such unitholders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between unitholders of Units, but these assumptions and conventions may not conform with all aspects of existing Treasury Regulations. If the IRS successfully challenges our conventions, our items of income, gain, loss, deduction or credit may be reallocated among the unitholders to the possible detriment of certain unitholders. The Manager is authorized to revise our method of allocation between transferors and transferees (as well as among unitholders whose interests otherwise could vary during a taxable period).

Because we cannot match transferors and transferees of Units, we may adopt depreciation, amortization, and other tax accounting positions that may not comply with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the allocations of tax items to unitholders and could have a negative impact on the value of Units or result in audits of and adjustments to unitholders’ tax returns.

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 37%, and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of Units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. Treasury Regulations have been issued that provide guidance regarding the NIIT. Prospective unitholders are urged to consult their tax advisors as to the impact of the NIIT on an investment in the Units.

For taxable years beginning after December 31, 2017, and ending on or before December 31, 2025, a non-corporate unitholder may be entitled to a deduction of up to 20% of its “qualified publicly traded partnership income” attributable to us. For purposes of this deduction, a unitholder’s “qualified publicly traded partnership income” attributable to us is equal to the sum of:

•

the net amount of such unitholder’s allocable share of the Company’s income, gain, deduction and loss (generally excluding certain items related to our investment activities, including capital gains and dividends, which are subject to a U.S. federal income tax rate of 20%); and

•

any gain recognized by such unitholder on the disposition of his or her Units to the extent such gain is attributable to certain assets subject to ordinary income or loss treatment under Section 751, including depreciation recapture and “inventory items” we own.

Prospective unitholders should consult their tax advisors regarding the application of this deduction and its interaction with the overall deduction for “qualified business income.”

Section 754 Election

The Manager intends to make the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a Unit purchaser’s tax basis in our assets under Section 743(b) of the Code to reflect his or her purchase price. This election does not apply with respect to a person who purchases Units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders.

A Section 754 election is advantageous if the transferee’s tax basis in his or her Units is higher than the Units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his or her share of any gain on a sale of our assets would be less.

The calculations involved in the Section 754 election are complex and, if such an election is made, such calculations will be made on the basis of assumptions as to the value of our assets and other matters. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that any deductions resulting from them will not be reduced or disallowed altogether.

Tax Treatment of Operations

Taxable Year

We use the year ending December 31 as our taxable year for U.S. federal income tax purposes. Each unitholder will be required to include in income such unitholder’s share of our income, gain, loss and deduction for our taxable year ending within his or her taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of such unitholder’s Units following the close of our taxable year but before the close of such unitholder’s taxable year must include such unitholder’s share of our income, gain, loss and deduction in income for his or her taxable year, meaning that such unitholder will be required to include in income for such taxable year his or her share of more than twelve months of our income, gain, loss and deduction.

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will generally be borne by our unitholders holding interests in us prior to any such offering. See “Tax Consequences of Unit Ownership—Allocation of Items of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Allocation of Items of Income, gain, Loss and Deduction.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Code.

The costs we incur in selling the Units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses. In addition, some or all of the Platform Fee payable by the Company to Invest Next will be capitalized and cannot be deducted currently.

Valuation and Tax Basis of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of Units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the unitholder’s adjusted tax basis in the Units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received plus his or her share, if any, of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer,” on the sale or exchange of a Unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to “unrealized receivables,” including potential recapture items such as depreciation recapture, or to “inventory items” we own. In addition, any unrecaptured Section 1250 amounts will be subject to a tax rate in excess of the long-term capital gain rate. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a Unit and may be recognized even if there is a net taxable loss realized upon the sale of a Unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of Units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Ordinary income recognized by a unitholder on disposition of the Units may be reduced by such unitholder’s deduction for qualified business income. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “Tax Consequences of Unit Ownership—Tax Rates.”

Unitholders who purchase the Units in separate transactions must maintain a single adjusted tax basis for all those Units. Upon a sale or other disposition of less than all of the Units held by such unitholders, a portion of the aggregate tax basis of all Units must be allocated to the Units sold. Unitholders who purchase the Units at different times and intend to sell all or a portion of the Units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss. For example, a selling unitholder may use the actual holding period of the portion of its transferred Units, provided such Units are divided into identifiable Units with ascertainable holding periods, the selling unitholder can identify the portion of the Units transferred, and the unitholder elects to use the identification method for all sales or exchanges of the Units.

Tax-Exempt Organizations and Foreign Investors

General

Ownership of Units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in the Units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Items of our income allocated to a unitholder that is a tax- exempt organization may be treated as unrelated business taxable income that may be taxable to it.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

Non-resident aliens and foreign corporations, trusts or estates that own units (“foreign unitholders”) may be considered to be engaged in business in the United States because of the ownership of Units. As a consequence, they may be required to file U.S. federal tax returns to report their share of our items of income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our income or gain. Moreover, under rules applicable to publicly traded partnerships, our distributions to foreign unitholders will generally be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns Units may be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” This type of unitholder is also subject to special information reporting requirements under Section 6038C of the Code.

Sale of a Unit

A foreign unitholder who sells or otherwise disposes of a Unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Gain on the sale or disposition of a Unit will be treated as effectively connected with a U.S. trade or business to the extent that a foreign unitholder would recognize gain effectively connected with a U.S. trade or business upon the hypothetical sale of our assets at fair market value on the date of the sale or exchange of that Unit. Such gain shall be reduced by certain amounts treated as effectively connected with a U.S. trade or business attributable to certain real property interests.

Under the Foreign Investment in Real Property Tax Act, a foreign unitholder (other than certain “qualified foreign pension funds” or an entity all of the interests of which are held by such a qualified foreign pension fund), which generally are entities or arrangements that are established and regulated by foreign law to provide retirement or other pension benefits to employees, do not have a single participant or beneficiary that is entitled to more than 5% of the assets or income of the entity or arrangement and are subject to certain preferential tax treatment under the laws of the applicable foreign country), generally will be subject to a 15% U.S. federal withholding tax upon the sale, exchange or other disposition of a Unit if (i) he or she owned (directly or constructively applying certain attribution rules) more than 5% of the class of such Unit at any time during the five-year period ending on the date of such disposition, and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the Units or the five-year period ending on the date of disposition. In general, a U.S. real property interest does not include any interest in a domestically-controlled qualified investment entity. If more than 50% of our assets consist of U.S. real property interests, foreign unitholders may be subject to U.S. federal income tax on gain from the sale, exchange or other disposition of their Units.

Upon the sale, exchange or other disposition of a Unit by a foreign unitholder, the transferee is generally required to withhold 10% of the amount realized on such sale, exchange or other disposition if any portion of the gain on such sale, exchange or other disposition would be treated as effectively connected with a U.S. trade or business. If the transferee fails to satisfy this withholding requirement, we will be required to deduct and withhold such amount (plus interest) from future distributions to the transferee. Because the “amount realized” would include a unitholder’s share of our nonrecourse liabilities, if any, 10% of the amount realized could exceed the total cash purchase price for such disposed Units. Due to this fact, our inability to match transferors and transferees of Units and other uncertainty surrounding the application of these withholding rules, the U.S. Department of the Treasury and the IRS have currently suspended these rules for transfers of certain publicly traded partnership interests, including transfers of the Units, until regulations or other guidance has been issued. It is unclear when such regulations or other guidance will be issued.

Additional withholding requirements may also affect certain foreign unitholders. Please read “Administrative Matters—Additional Withholding Requirements” and “Administrative Matters —Information Reporting and Backup Withholding.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, as soon as reasonably practicable after the close of each calendar year, specific tax information, including a Schedule K-1, which describes such unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. However, unitholders may not receive this tax information prior to when tax return filings become due and may need to file for extensions or file based on estimates. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. We cannot assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the Units.

The IRS may audit our U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Entities treated as partnerships for U.S. federal income tax purposes generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

If the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. Similarly, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or a partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced.

Additionally, we are required to designate a person with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate the Manager as our Partnership Representative. With respect to any period in which any non-individual is the Partnership Representative, the Manager will cause us to appoint an individual eligible to be a designated individual through whom the Partnership Representative will act (the “Designated Individual”). Any actions taken by us or by the Partnership Representative or the Designated Individual on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Information Reporting and Backup Withholding

If we are required to withhold any U.S. tax on distributions made to any unitholder, we will pay such withheld amount to the IRS. Amounts withheld generally will be reported annually to the IRS and to the unitholders by the applicable withholding agent. Distributions made to a unitholder that is a “United States person” as defined in the Code may be subject to backup withholding, unless such unitholder provides the appropriate documentation certifying that, among other things, its taxpayer identification number (“TIN”) is correct, or otherwise establishes an exemption. Such unitholder should use an IRS Form W-9 for this purpose. If such unitholder does not provide its correct TIN and other required information or an adequate basis for exemption, payments made to such unitholder will be subject to backup withholding (currently, at a rate of 24%) and such unitholder may be subject to a penalty imposed by the IRS. Exempt unitholders (including, among others, all corporations) are not subject to these information reporting and backup withholding requirements, provided that, if required, they properly demonstrate their eligibility for exemption. In order for a foreign unitholder to avoid backup withholding, such unitholder should submit the appropriate version of IRS Form W-8, attesting to such unitholder’s foreign status. The failure of such a foreign unitholder to provide the appropriate IRS Form W-8 may result in backup withholding on some or all of the payments made to such unitholder. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a unitholder’s U.S. federal income tax liability if the required information is furnished by such unitholder on a timely basis to the IRS.

If you do not timely provide us with IRS Form W-8 or IRS Form W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all unitholders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all unitholders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the unitholders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”) paid to a foreign financial institution or to a “non-financial foreign entity,” (as specially defined in the Code) unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

Thus, to the extent we have FDAP Income on or after January 1, 2019 that is not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Foreign Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their Units through such foreign entities, may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective unitholders should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in the Units.

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of Units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Units they acquire, hold or transfer for their own account. A penalty is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the Units with the information furnished to us.

Reportable Transactions

If the U.S. federal tax rules relating to “reportable transactions” are applicable to us (or any of the transactions undertaken by us), unitholders that are required to file U.S. federal income tax returns (and, in some cases, certain direct and indirect interest holders of certain unitholders) would be required to disclose to the IRS information relating to us and our transactions, and to retain certain documents and other records related thereto. Although we do not believe that the purchase of the Units is a reportable transaction, there can be no assurance that the IRS will not take a contrary position. In addition, an interest in us could become a reportable transaction for unitholders in the future, for example if we generate certain types of losses that exceed prescribed thresholds or if certain other events occur. It is also possible that a transaction undertaken by us will be a reportable transaction for unitholders. Substantial penalties may be imposed on taxpayers who fail to comply with these laws.

In addition, other tax laws impose substantial excise taxes and additional reporting requirements and penalties on certain tax-exempt investors (and, in some cases, the managers of tax-exempt investors) that are, directly or in some cases indirectly, parties to certain types of reportable transactions.

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in the Units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships.

Any modifications to the U.S. federal income tax laws or interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for U.S. federal income tax purposes. Please read “Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in the Units.

State, Local, Foreign and Other Tax Considerations

The foregoing discussion does not address the U.S. state and local or foreign tax consequences of the purchase, ownership and disposition of the Units. Unitholders may be subject to certain U.S. state and local and foreign taxation, and tax return filing requirements, in the jurisdictions of our activities or investments. Unitholders may not receive the relevant tax information prior to when tax return filings become due and may need to file for extensions. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.”

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the U.S. federal laws and the laws of pertinent states, localities and foreign jurisdictions, of his or her investment in us. Accordingly, each prospective unitholder is urged to consult his or her own tax counsel or other advisors with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns that may be required.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in the Units (or, in the case of a participant-directed defined contribution plan (a “Participant-Directed Plan”), making the Units available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments, and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In determining whether an investment in the Units (or making the Units available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of the Units, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that neither the Manager nor any of its affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in the Units by the ERISA Plan (or making such Units available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in the Units is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (“IRAs”) and non-ERISA Keogh plans (collectively with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.

A Plan that proposes to invest in the Units (or to make the Units available for investment under a Participant-Directed Plan) may already maintain a relationship with the Manager or one or more of its affiliates, as a result of which the Manager or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if the Manager or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in the Units should consult with their counsel to determine whether an investment in the Units would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.

If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the Company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.

The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

•	in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

The Units will constitute an “equity interest” for purposes of the Plan Assets Regulation, and the Units may not constitute “publicly offered securities” for purposes of the Plan Assets Regulation. In addition, the Units will not be issued by a registered investment company.

The 25% Limit

Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code, and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded.

Operating Companies

Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the period from its initial valuation date through the last day of the first annual valuation period, and during each 12-month period thereafter. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity seeking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if: (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments”; and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC, but including a REOC) with respect to which the investor obtains management rights.

We intend to operate the Company in a manner that either will enable us to qualify as a VCOC (or a REOC) or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation, such as by not exceeding the 25% Limit. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case. Under the Operating Agreement, the Manager will have the power to take certain actions to avoid having the assets of the Company characterized as “plan assets,” including the right to cause a member that is a benefit plan investor to withdraw with respect to all or part of its Units.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction, and we may require each investor that is a benefit plan investor to redeem their Units upon terms that we consider appropriate.

Prospective investors that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in the Units.

As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with the Company or any of our affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with the Company or any of our affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in the Units with assets of the IRA.

Units sold by us may be purchased or owned by investors who are investing Plan Assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in the Units is appropriate for, and permissible under, the terms of the Plan’s governing documents.

Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in the Units.

PLAN OF DISTRIBUTION

General

No individual or entity is obligated to purchase any Units or sell a specific number of Units, and the Manager and the Company will use its commercially reasonable “best efforts” to solicit purchases of the Units. Subscription funds deposited using the Invest Next Platform Method will be held in FDIC-insured accounts at banks participating in Invest Next’s cash sweep program. The subscription funds paid by investors as part of the subscription process will be promptly transmitted by Invest Next to the Company’s accounts.

Unless sooner withdrawn or canceled by either us or Invest Next, this offering will continue until December 31, 2024. We reserve the right, in our discretion, to accept or reject orders for the Units, in whole or in part. The Company has not made any arrangements to place funds raised in this offering in an escrow, trust or similar account. Any investor who purchases securities in this offering will have no assurance that other purchasers will invest in this offering. Accordingly, if the Company should file for bankruptcy protection or a petition for insolvency bankruptcy is filed by creditors against the Company, investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws.

Investment Threshold

For general information on investing, we encourage you to refer to www.investor.gov. In addition, we must have reasonable grounds to believe, on the basis of information received, either directly or indirectly, from each investor concerning such investor’s investment objectives, other investments, financial situation and needs, and any other information know by us that: (1) the investor is or will be in a financial position appropriate for it to realize to a significant extent the benefits of the Units as described in this offering circular; (2) the investor has a fair market net worth sufficient to sustain the risk inherent in acquiring the Units, including the complete loss of the investment and the lack of liquidity for the Units; and (3) an investment in the Units is otherwise suitable for the investor.

Subscription Process

Procedures for Subscribing

After the offering statement of which this offering circular is a part has been qualified by the SEC, if you decide to subscribe for any Units in this offering, you may purchase Units only by opening an account with Invest Next and purchasing using the Invest Next Platform website (the “Invest Next Method”).

The Invest Next Platform Subscription Method

Invest Next operates the Invest Next Platform located at investnext.com. Through the Invest Next Platform, investors subscribing through the Invest Next Platform Method can, once they establish an account, browse and screen potential property investments, view details of an investment and sign contractual documents online. After the qualification by the SEC of the offering statement of which this offering circular is a part, this offering will be conducted through the facilities of Invest Next through which investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price for their Units in the form of ACH debit transfer or wire transfer.

Procedures for Payment

After the qualification by the SEC of the offering statement of which this offering circular is a part, investors can make payment of the purchase price for investors holding or opening accounts with Invest Next, by funding that account by automated clearing house (ACH) debit transfer and following the subscription instructions on the Invest Next Platform website. See “Plan of Distribution—Subscription Process.”

We will not accept any money until the SEC qualifies the offering statement of which this offering circular constitutes a part.

Investor Representations

You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the Units does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this offering circular, you are purchasing the Units for your own account and that your rights and responsibilities regarding your Units will be governed by the Operating Agreement and Certificate of Formation, each filed as an exhibit to the offering circular. Purchasers of the Units in this offering and subsequent purchasers will be deemed to become party to the Operating Agreement, a copy of the amended and restated form of which is filed as Exhibit 2.3 hereto.

Right to Reject Subscriptions. After you have agreed to the subscription agreement and placed the funds required under the subscription agreement in the specified account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. No funds will be provided to us from your account from rejected subscriptions.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, subject to having achieved the Total Minimum Offering Amount threshold, we will issue the Units subscribed for at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

In order to purchase Units and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of the Company and/or Manager, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Units, these materials will not give a complete understanding of this offering, us or the Units and are not to be considered part of this offering circular. This offering is made only by means of this offering circular, and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in the Units.

FINANCIAL STATEMENTS

The financial statements of Auor Capital Fund V LLC as of December 31, 2023, which are comprised of the balance sheet as of December 31, 2023, have been included in this offering. The unaudited balance sheet of Auor Capital Fund V LLC as of April 30, 2024, and the Profit & Loss statement of Auor Capital Fund V, LLC, have also been included in this offering circular. Auor Capital Fund V, LLC has had no revenue or changes in equity since inception and therefore no statements of income or cash flow have been prepared.

Auor Capital Fund V LLC

(a Minnesota limited liability company)

Balance Sheet

As of December 31, 2023

Auor Capital Fund V, LLC

Balance Sheets

December 31 2023
Assets
Current assets:
Cash	$0
Restricted cash	—
Accounts receivable	0
Prepaid expenses and other current assets	0

Total current assets	0
Property and equipment, net	0

Total assets	$0
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$0
Accrued expenses	0
Deferred revenue	0

Total current liabilities	0
Convertible notes payable	0
Embedded derivative liability	0
Deferred revenue, net of current portion	0
Other liabilities	0
Total liabilities	0
Commitments and contingencies (Note 4)
Stockholders’ equity (deficit):
Additional paid in capital	—
Accumulated deficit	0
Total stockholders’ equity (deficit)	0

Total liabilities and stockholders’ equity (deficit)	$0

Auor Capital Fund V, LLC.

Balance Sheet

As of April 30, 2024

Apr 30, 24
ASSETS
Current Assets Checking/Savings
Auor Capital Fund V LLC.	298.36

Total Checking/Savings	298.36

Total Current Assets	298.36
Other Assets
Foxtail Hollow LLC RE Investmnt	3,750,000.00

Total Other Assets	3,750,000.00

TOTAL ASSETS	3,750,298.36

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
Accounts Payable	5,000.00

Total Accounts Payable	5,000.00
Other Current Liabilities
Due To
Due To KDG	34,060.00

Total Due To	34,060.00

Total Other Current Liabilities	34,060.00

Total Current Liabilities	39,060.00
Long Term Liabilities
R&S Corporate Holdings, Inc.	3,750,000.00

Total Long Term Liabilities	3,750,000.00

Total Liabilities	3,789,060.00
Equity
Net Income	-38,761.64

Total Equity	-38,761.64

TOTAL LIABILITIES & EQUITY	3,750,298.36

Auor Capital Fund V, LLC.

Profit & Loss

January through April 2024

Jan -Apr 24
Ordinary Income/Expense
Expense
Advertising and Promotion	6,040.99
Bank Service Charges	70.93
Dues and Subscriptions	310.00
Office Supplies	89.72
Professional Fees	32,250.00

Total Expense	38,761.64

Net Ordinary Income	-38,761.64

Net Income	-38,761.64

PART III – EXHIBITS

Item 16. Index to Exhibits and Item 17. Description of Exhibits

Exhibit No. Description of Exhibit

2.1	Certificate of Organization of Auor Capital Fund V LLC

2.3	Operating Agreement of Auor Capital Funds V LLC

4.1	Form of Subscription Agreement for Class B Units of Auor Capital Fund V LLC

6.1	Subscription Agreement by Auor Capital Fund V LLC for Interest in Foxtail Hollow, LLC

6.2	Certificate of Organization of Foxtail Hollow, LLC

6.3	Amended and Restated Operating Agreement of Foxtail Hollow, LLC

99.1	Proforma Financials and Projections

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, Minnesota, on March 22, 2024.

AUOR CAPITAL FUND V LLC

By: Kaeding Development Group, LLC
Its: Manager

By:	/s/ Carl Kaeding
Name:	Carl Kaeding
Title: President of Kaeding Development Group, LLC, as Manager of Auor Capital Fund V LLC

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Carl Kaeding his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-qualification amendments) to this offering statement together with all schedules and exhibits thereto under the Securities Act of 1933, as amended, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to this offering statement or any such amendment under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

This offering statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Carl Kaeding	President of Kaeding Development Group, LLC, as the Manager of Auor Capital Fund V LLC	March 22, 2024

/s/ Brody Nordland	Chief Financial Officer and Vice President of Kaeding Development Group, LLC, as the Manager of Auor Capital Fund V LLC	March 22, 2024

/s/ Lucas Miller	Chief Operating Officer and Secretary of Kaeding Development Group, LLC, as the Manager of Auor Capital Fund V LLC	March 22, 2024